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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           HEINZ PET PRODUCTS COMPANY,
                       a Division of Star-Kist Foods, Inc.
                    AND THE OTHER SELLERS AS DEFINED THEREIN

                               H. J. HEINZ COMPANY

                                       and

                       WINDY HILL PET FOOD HOLDINGS, INC.

                        WINDY HILL PET FOOD COMPANY, INC.

                                  APRIL 17, 1996

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                                TABLE OF CONTENTS

Article I      -      Definitions ........................................   1
                      Definitions ........................................   1
Article II     -      Sale and Purchase of Assets ........................   6

       2.1            Transfer of Assets .................................   6
       2.2            Assumption of Liabilities ..........................  10
       2.3            Purchase Price and Other Consideration;
                       Payment ...........................................  12
       2.4            Non-Cash Working Capital ...........................  12
       2.5            Allocation of the Purchase Price ...................  14
       2.6            Closing ............................................  14
       2.7            Nonassignable Contracts; Real Property Leases
                       and Permits .......................................  17

Article III    -      Representations and Warranties of Sellers and
                       Heinz .............................................  17

       3.1            Incorporation; Qualification .......................  18
       3.2            Authority ..........................................  18
       3.3            Execution and Binding Effect .......................  18
       3.4            No Contravention ...................................  18
       3.5            Divisional Financial Statements ....................  19
       3.6            Title to Acquired Assets;
                       Owned Real Property and Leased Real Property ......  20
       3.7            Contracts ..........................................  22
       3.8            Employee Benefit Plans .............................  22
       3.9            Absence of Certain Changes .........................  23
       3.10           Litigation .........................................  24
       3.11           Compliance with Laws ...............................  24
       3.12           Intellectual Property ..............................  25
       3.13           Taxes ..............................................  26
       3.14           Inventory ..........................................  26
       3.15           Brokers and Finders ................................  26
       3.16           Insurance ..........................................  26
       3.17           Labor Matters ......................................  27
       3.18           Sufficiency of Assets ..............................  27
       3.19           Accounts Receivable ................................  27
       3.20           Suppliers and Customers ............................  27
       3.21           Products ...........................................  27
       3.22           Environmental Matters ..............................  28
       3.23           No Other Representatives or Warranties .............

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Article IV     -      Representations and Warranties of
                       Purchaser and Holdings ............................  28

       4.1            Incorporation ......................................  28
       4.2            Authority ..........................................  28
       4.3            Execution and Binding Effect .......................  28
       4.4            No Contravention ...................................  29
       4.5            Litigation .........................................  29
       4.6            Brokers and Finders ................................  29

Article V      -      Covenants of the Sellers ...........................  30

       5.1            Access; Confidential Information ...................  30
       5.2            Conduct of Business ................................  30
       5.3            Reasonable Best Efforts; Notifications .............  31
       5.4            Trade Secret License; UPC ..........................  31
       5.5            Preservation of Records ............................  31
       5.6            Capital Projects ...................................  32
       5.7            Receivables ........................................  32

Article VI     -      Covenants of the Purchaser and Holdings ............  32

       6.1            Preservation of Records ............................  32
       6.2            Reasonable Best Efforts; Notifications .............  32
       6.3            Uncollected Receivables ............................

Article VII    -      Employee Matters ...................................  33

       7.1            Transferred Employees ..............................  33
       7.2            Employee Benefit Transition ........................  34
       7.3            COBRA ..............................................  34
       7.4            Vacation ...........................................  35
       7.5            Qualified Plans ....................................  35
       7.6            Disability and Workers' Compensation ...............  35
       7.7            No Third Party Beneficiaries .......................  35
       7.8            Documents and Forms ................................  36
       7.9            WARN Requirements ..................................  36

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Article VIII   -     Conditions to Purchaser's and Holdings' Obligations .  37

       8.1           Accuracy of Representations and Warranties;
                      Performance of Agreements; Certificates
                      and Opinion of Counsel .............................  37
       8.2           Consents ............................................  37
       8.3           No Injunction .......................................  37
       8.4           HSR Act .............................................  38
       8.5           Closing Deliveries ..................................  38
       8.6           No Material Adverse Change ..........................  38
       8.7           Title Insurance .....................................  38
       8.8           Survey and Additional Conditions Relating
                     to Real Property Matters ............................
       8.9           Financing ...........................................  38

Article IX     -     Conditions to Sellers' Obligations ..................  39

       9.1           Accuracy of Representations and Warranties;
                      Performance of Agreements; Certificates
                      and Opinion of Counsel .............................  39
       9.2           Consents ............................................  39
       9.3           No Injunction .......................................  40
       9.4           Promissory Note and Intercreditor Arrangements ......  40
       9.5           Closing Deliveries ..................................  40

Article X      -     Indemnification .....................................  40

      10.1           Survival of Representations and Warranties
                      and Obligations ....................................  40
      10.2           Indemnification by Seller ...........................  41
      10.3           Indemnification by Purchaser ........................  41
      10.4           Indemnification Procedures ..........................  42
      10.5           Limits on Indemnification ...........................  43
      10.6           Adjustment of Liability .............................  43
      10.7           Exclusive Remedy ....................................  43

Article XI     -     Miscellaneous .......................................  44

      11.1           Termination of Agreement ............................  44
      11.2           Expenses ............................................  44
      11.3           Waiver ..............................................  44
      11.4           Consents ............................................  44
      11.5           Assignment; Parties in Interest .....................  44
      11.6           Further Assurances ..................................  44
      11.7           Entire Agreement ....................................  44
      11.8           Amendment ...........................................  44

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      11.9           Limitations on Rights of Third Parties ..............  44
      11.10          Captions ............................................  45
      11.11          Counterparts ........................................  45
      11.12          Notices .............................................  46
      11.13          Governing Law .......................................  48
      11.14          Bulk Sales Law ......................................  48
      11.15          Transfer Taxes; HSR Fees and Title Insurance ........  48
      11.16          Public Announcements ................................  48
      11.17          Schedules ...........................................  49
      11.18          Heinz Guaranty ......................................  49
      11.19          No Offsets ..........................................  50

Article XII    -     Certain Environmental Costs .........................

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                                List of Exhibits

Exhibit A      -        Form of Promissory Note

Exhibit B      -        Limited Warranty Deed

Exhibit C      -        Assignment of Real Property Leases

Exhibit C-1    -        Form of Lease to Replace BN Leases

Exhibit D      -        Assignment of Trademarks

Exhibit E      -        General Assignment

Exhibit F-1    -        Bill of Sale (Windy Hill)

Exhibit F-2    -        Bill of Sale (Holdings)

Exhibit G      -        Kozy Kitten License Agreement

Exhibit H      -        Vets' License Agreement

Exhibit I      -        Co-Pack Agreement

Exhibit J-1    -        Transition Services Agreement

Exhibit J-2    -        Transition Storage and Handling Agreement

Exhibit K      -        Assumption of Assumed Liabilities

Exhibit L      -        Tuffy's License Agreement

Exhibit M      -        Opinion of Counsel - Heinz

Exhibit N      -        Opinion of Counsel - Purchaser

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                                LIST OF SCHEDULES

Schedule          Subject

1.0               Calculation of Non-Cash Working Capital

1.1               Kozy Kitten Products

1.2               Tuffy's Products

1.3               Vet's Dog Food Products

2.1(a)            Owned Real Property

2.1(a-1)          Real Property Leases

2.1(vi)           Excluded Assets

2.3               Acquired Assets to be Transferred to Holdings

2.4(a)            Exceptions in Connection with Closing Statement

2.5               Allocation of Purchase Price

2.7(b)            Assumed Contracts, Real Property Leases and Permits Requiring
                  Consent

3.1               States Where Qualified to do Business as Foreign Corporation

3.4               No Contravention (Seller)

3.5               Divisional Financial Statements and Exceptions to Such
                  Statements

3.6(a) Exceptions to Title to Acquired Assets and to Working Order of Physical Assets

3.6(b)            Disclosures relating to Owned Real Property or Leased Real
                  Property

3.7(a)            Contracts

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3.7(b)            Exceptions to Validity, Force and Effect of Material Contracts
                  or Events of Default

3.8               Employee Benefit Plans

3.9               Absence of Certain Changes

3.10              Litigation

3.11(a)           Compliance with Laws

3.12(a)           Intellectual Property - Lists of Trademarks, Patents and
                  Copyrights

3.12(a)(i)        Common Law Trademark/Variety Designators

3.12(b)           Registered Trademarks - Exceptions to Title

3.12(c)           Patents and Copyrights - Exceptions to Title

3.12(d)           Intellectual Property - Licenses; Claims

3.13              Taxes

3.14              Inventory

3.17              Labor Matters

3.18 Assets and Properties Necessary to Produce the Products of Acquired Businesses

3.19              Exceptions to Collectibility of Net Receivables

3.20              Suppliers and Customers

3.22              Environmental Matters

4.4               No Contravention (Purchaser)

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5.6               Capital Projects

7.1               Compensation and Benefits to be Provided

8.2               Consents

8.7               Form of Owners Affidavit

8.9               Debt Term Sheets

XII               Certain Environmental Costs

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                           ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, dated April 17, 1996, among HEINZ PET PRODUCTS COMPANY, a Division of Star-Kist Foods, Inc., a California corporation ("Star-Kist"), PROMARK INTERNATIONAL, INC., an Idaho corporation ("ProMark"), PERK FOODS CO., INCORPORATED, a Delaware corporation ("Perk") (Star-Kist, ProMark and Perk are hereinafter referred to as the "Sellers"),
H. J. HEINZ COMPANY, a Pennsylvania corporation and the direct or indirect parent of each of the Sellers ("Heinz"), as to Sections 3.1, 3.2, 3.3, 3.4, 3.10, 3.15, 3.22 and 11.18 only, WINDY HILL PET FOOD HOLDINGS, INC., a Delaware corporation ("Holdings"), and WINDY HILL PET FOOD COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Purchaser").

                                   WITNESSETH:

      WHEREAS, Sellers desire to sell and assign to Purchaser and Holdings, and Purchaser and Holdings desire to purchase from Sellers, certain pet food businesses owned and operated by Sellers, pursuant to the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Star-Kist owns all of the assets used in such pet food businesses, except ProMark is the owner of the "Kozy Kitten" and "Tuffy's" trademarks in the United States and Perk is the owner of the "Vets'" trademark; and

      WHEREAS, the portion of such assets to be purchased by Holdings will be limited to those assets described on Schedule 2.3 which immediately following the closing of such purchase will be transferred by Holdings to Purchaser.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      "Acquired Assets" shall mean the property and assets to be conveyed by Sellers to Purchaser as specified in Section 2.1.

      "Acquired Businesses" is a collective reference to the Tuffy's Pet Food

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Business, the Kozy Kitten Pet Food Business and the Vets' Dog Food Business.

      "Affiliate" means a person, firm or corporation, which directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with a specified person, firm or corporation.

      "Agreement" shall mean this Agreement among Star-Kist, ProMark, Perk, Heinz, Holdings and Purchaser as originally executed and delivered, as the same may be amended or supplemented in accordance with the provisions hereof, together with all Exhibits and Schedules made a part hereof by the references thereto.

      "Applicable Environmental Laws" shall mean all federal, state, local and foreign statutes, regulations, codes, licenses, orders, judgments, decrees or injunctions from any governmental entity or agency (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 through 2629; and the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f through 300j; and any other Federal environmental laws, rules and regulations; as have been amended from time to time and in effect as of the date of this Agreement; and any similar Minnesota statute or rules and regulations in effect as of the date of this Agreement.

      "Assumed Contracts" shall have the meaning specified in Section 2.1(k).

      "Assumed Liabilities" shall have the meaning specified in Section 2.2(a).

      "Base Amount" shall have the meaning specified in Section 2.4(c).

      "Basket" shall have the meaning specified in Section 10.5.

      "BN Leases" shall have the meaning specified in Section 2.6(b)(ii).

      "Closing" and "Closing Date" shall have the respective meanings specified in Section 2.6.

      "Closing Statement" shall have the meaning specified in Section 2.4(a).

      "Contract" shall mean any contract, agreement, commitment or other binding arrangement (including purchase orders), whether oral or written, but excluding Plans and Permits.

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                                       3


      "Co-Pack Agreement" shall have the meaning specified in Section
2.6(b)(xi).

      "DOJ" shall mean the United States Department of Justice, including any division thereof.

      "Environmental Claim" shall mean any notice alleging (i) the Sellers' non-compliance with, or failure to perform any duty under, any Applicable Environment Laws or (ii) potential liability of the Sellers (including, without limitation, potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Sellers.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Ernst & Young" refers to Ernst & Young L.L.P.

      "Excluded Assets" shall have the meaning specified in Section 2.1.

      "FTC" shall mean the Federal Trade Commission.

      "GAAP" shall mean generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

      "Hazardous Substance" shall mean any substance, chemical, or waste that is listed as hazardous, toxic, or dangerous under Applicable Environmental Laws, and any petroleum or petroleum products.

      "HSR Act" shall mean the Hart-Scoff-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnitee" and "Indemnitor" shall have the respective meanings specified in Section 10.4(a).

      "Intellectual Property" shall have the meaning specified in Section
3.12(a).

      "Inventory" shall mean raw materials, ingredients, work-in-process, finished goods and packaging materials.

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                                       4


      "IRC" shall mean the Internal Revenue Code of 1986, as amended.

      "IRS" shall mean the United States Internal Revenue Service.

      "Joint Use Trade Secrets" shall have the meaning specified in Section 2.1(I).

      "Joint Use Orders" shall have the meaning specified in Section 3.7(a).

      "Knowledge", "best of knowledge" or words of similar import shall mean actual knowledge as of the date of this Agreement (unless otherwise specified herein) after reasonable inquiry of the following officers with respect to
Sellers: W.R. Johnson, J. Runkel, S.D. Reyburn, E.S. Nielsen, M.J. Bertasso,
D. Binotto, and M. Milone, or the officers of Purchaser or Holdings as applicable, and shall not include any facts or circumstances of which any such person has constructive knowledge.

      "Kozy Kitten License Agreement" shall have the meaning specified in
Section 2.1(i).

      "Kozy Kitten Pet Food Business" means, and shall be limited to, the business of manufacturing, distributing, marketing and/or selling the dry and semi-moist Kozy Kitten Products as conducted by Star-Kist and ProMark on the Closing Date, specifically excluding, without limitation, the manufacture, distribution, marketing and/or sale of canned pet food products.

      "Kozy Kitten Products" shall mean the various products set forth in
Schedule 1.1.

      "Leased Real Property" shall mean the land, buildings and improvements covered by the Real Property Leases.

      "Liens" shall have the meaning specified in Section 3.6(a).

      "Losses" shall have the meaning specified in Section 10.4(a).

      "Material Adverse Effect" shall have the meaning specified in Section 3.1.

      "Material Contracts" shall have the meaning specified in Section 3.7.

      "Net Receivables" shall mean the Receivables net of applicable reserves for bad debts, net of reserves for performance bill-backs at historic rates, less a 2% cash discount off list price on prior month's sales and net of reserves for returns and allowances for the 60 day period prior to the Closing based upon applying Star-Kist's historic rate to net monthly sales.

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                                       5


      "Non-Cash Working Capital" shall mean the sum of the Net Receivables, the Inventory described in Section 2.1(c) and prepaid accounts of the Acquired Businesses less certain of the accrued expenses of the Acquired Businesses all as described in Schedule 1.0.

      "Non-Transferred Employees" shall have the meaning specified in Section
7.1.

      "Notice of Claim" shall have the meaning specified in Section 10.4(b).

      "Owned Real Property" shall have the meaning specified in Section 2.1(a).

      "Perham Plant" shall mean the pet food processing plant owned and operated by Star-Kist in connection with the Acquired Businesses and located in Perham, Minnesota on the Owned Real Property and on a portion of the Leased Real Property leased from the Burlington Northern Railroad, but shall not include any of the Excluded Assets located at such facility.

     "Permit" shall mean any certificate of occupancy, license, permit, order or approval of any governmental authority.

     "Permitted Liens" shall have the meaning specified in Section 3.6(a).

     "Physical Assets" shall have the meaning specified in Section 2.1(b).

     "Plans" shall have the meaning specified in Section 3.8(a).

     "Products" is a collective reference to the Kozy Kitten Products, the Tuffy's Products and the Vets' Dog Food Products.

     "Purchase Price" shall have the meaning specified in Section 2.3.

     "Purchase Price Reduction" shall have the meaning specified in Section 2.4(c).

     "Purchaser's Defined Contribution Plan" shall have the meaning specified in Section 7.5.

     "Purchaser Loss" shall have the meaning specified in Section 10.2.

     "Real Property" shall mean, collectively, the Owned Real Property and Leased Real Property.

     "Real Property Leases" shall have the meaning specified in Section 2.1(a).

     "Reasonable best efforts" shall mean best efforts, provided that in using such best efforts such party shall not be obligated to incur any substantial financial

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                                       6


obligations, waive any rights or incur any onerous obligations.

      "Reasonable efforts" shall not require the party performing such efforts to expend any funds other than the payment of de minimus out-of-pocket expenses, waive any rights or incur any onerous obligations.

      "Receivables" shall mean all accounts receivable of the Tuffy's Pet Food Business (excluding sales in Canada) and the Vets' Dog Food Business as of the Closing Date.

      "Schedules" are the schedules furnished by Sellers to Purchaser pursuant to this Agreement.

      "Seller Loss" shall have the meaning specified in Section 10.3.

      "Tax" or "Taxes" shall mean all federal, state, local or foreign income, profits, gross receipts, capital, windfall profits, value added, ad valorem, severance, property, production, sales, use, license, excise, franchise, transfer, employment, payroll, withholding, social security, disability, occupation and other similar taxes, duties and similar governmental charges and assessments together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

      "Tax Returns" shall mean all reports and returns required by law to be filed with respect to Taxes.

      "Third Party Claims" shall have the meaning specified in Section 10.4(c).

      "Trademarks" shall have the meaning specified in Section 3.12(a)(i).

      "Trade Secrets" shall have the meaning specified in Section 2.1(h).

      "Transferred Employees" shall have the meaning specified in Section 7.1.

      "Tuffy's License Agreement" shall have the meaning specified in Section 2.1(vii).

      "Tuffy's Pet Food Business" means, and shall be limited to, the business of manufacturing, distributing, marketing and/or selling the Tuffy's Products in the United States and Canada as conducted by Star-Kist and ProMark on the Closing Date.

      "Tuffy's Products" shall mean the various products set forth in
Schedule 1.2.

      "Vets' Dog Food Business" means, and shall be limited to, the business of manufacturing, distributing, marketing and/or selling the maintenance dry Vets' Dog

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Food Products as conducted by Star-Kist and Perk on the Closing Date.

      "Vets' Dog Food Products" shall mean the various products set forth in
Schedule 1.3.

      "Vets' License Agreement" shall have the meaning specified in Section 2.1(j).

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

      SECTION 2.1. Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Star-Kist and, with respect to the relevant trademarks, ProMark and Perk, shall sell, assign, transfer, convey and deliver to Purchaser and Holdings, as applicable, and Purchaser and Holdings, as applicable, shall purchase and accept from such parties, as applicable, on the Closing Date, the following assets (the "Acquired Assets"):

            (a) all right, title and interest of Star-Kist in and to the real property owned by Star-Kist and described in Schedule 2.1(a) and the buildings, structures, fixtures or other improvements located thereon (collectively, the "Owned Real Property"), together with all right, title and interest, if any, of Star-Kist in and to all appurtenances of any nature whatsoever existing with respect to such Owned Real Property and, subject to Section 2.7, all of the leasehold estates under and interests in the leases, subleases, licenses and other agreements under which Star-Kist uses or occupies or has the right to use or occupy any real property described in Schedule 2.1(a-1) (collectively, the "Real Property Leases");

            (b) all right, title and interest of Star-Kist in and to all machinery, equipment, motor vehicles, furniture, office supplies and other tangible personal property, including MRO but excluding Inventory and the property described in Schedule 2.1(vi) wherever located, located on the Owned Real Property and the Leased Real Property and all such property at any other locations that is related solely to the Acquired Businesses and those items which are acquired by Star-Kist for use solely in the Acquired Businesses between the date hereof and the Closing Date, but excluding any such items disposed of or consumed by Star-Kist in the ordinary course of business between the date hereof and the Closing Date (collectively, the "Physical Assets");

            (c) all right, title and interest of Sellers in and to all Inventory owned by Sellers as of the Closing Date relating solely to the Acquired Businesses plus all Inventory (other than finished goods) located on the Owned Real Property or the Leased Real Property for use in the manufacture of products under the Co-Pack Agreement referred to in Section 2.6(b)(xi);

            (d) all right, title and interest of Sellers in and to the Receivables;

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                                       8


            (e) all right, title and interest of Sellers in and to all of the books and records of Sellers relating solely to the Acquired Businesses, including without limitation, files and invoices, equipment maintenance data, accounting records, audit reports, Inventory records, bills of material, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, engineering and environmental studies, personnel records (to the extent the transfer of such records is permitted by law), machine readable data, technical data, software, specifications, work standards and manufacturing, assembling and process information, operating manuals, operating data and plans, engineering drawings, working drawings, schematics and blueprints, but excluding (i) any such items of Sellers which incorporate or reflect information relating to any other business of Sellers or their Affiliates and (ii) all original books of account, tax returns, tax records, accounting records, medical records and personnel records of Sellers not located at the Perham Plant, provided that Sellers (to the extent permitted by law) shall provide Purchaser with access to make copies of any of such records referred to in subclause (i) or (ii) above, excluding any competitively sensitive information, reasonably required by Purchaser pursuant to Section 5.5;

            (f) all right, title and interest of Sellers in and to all Permits held by or on behalf of Sellers and relating solely to the Acquired Businesses or the operations of the Acquired Businesses at Perham, Minnesota that are transferrable;

            (g) all right, title and interest of Star-Kist and ProMark in and to all Intellectual Property throughout the world (definition excludes Trade Secrets, which are addressed in Sections 2.1(h) and 5.4) relating solely to the Acquired Businesses, including without limitation the "Tuffy" and "Tuffy's" trademarks but excluding: (i) the variety designators/common law trademarks set forth in Schedule 3.12(a)(i) outside the United States and Canada; (ii) the designator "Dinner Rounds"; (iii) the "Kozy Kitten" and "Vets'") trademarks, (which are subject to the license arrangements set forth in Sections 2.1(i) and 2.1(j); (iv) the "Vet's Choice" and Vet's Choice Select Balance trademarks; (v) the "Meaty Meal" trademark outside the United States and Canada; and (vi) the "Champion Valley Farms" tradename and any other tradenames other than those listed on Schedule 3.12(a);

            (h) all right, title and interest of Star-Kist in and to all trade secrets, know-how, manufacturing processes, recipes, formulas, process sheets, mixing instructions, specifications, drawings, technical information and similar intangible property (collectively, "Trade Secrets") owned by Star-Kist and relating solely to the Acquired Businesses;

            (i) an exclusive license from ProMark to use the "Kozy Kitten" trademark, all word combinations incorporating the trademark "Kozy Kitten" and trade dress and label designs associated with the "Kozy Kitten" trademark on and in connection with the marketing, sale and distribution of dry and semi-moist pet food products worldwide

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                                       9



      for a period of ten years with an irrevocable option to purchase such trademark in the form referenced in Section 2.6(b)(viii) (the "Kozy Kitten License Agreement"); provided that concurrent with the exercise of such option ProMark shall receive an exclusive license from Purchaser to use the "Kozy Kitten" trademark, all word combinations incorporating the trademark "Kozy Kitten" and trade dress and label designs associated with the "Kozy Kitten" trademark on and in connection with the marketing, sale and distribution of canned pet food products in the form set forth in Exhibit A to the Kozy Kitten License Agreement;

            (j) a nonexclusive royalty-free license from Perk to use the "Vets'" trademark in connection with the marketing, sale and distribution of maintenance dry dog food products for a term of three years, plus a period to exhaust inventory not to exceed 90 days, in the form referenced in
      Section 2.6(b)(ix) (the "Vets' License Agreement");

            (k) subject to Section 2.7, all of the rights and interests of Sellers under the Contracts listed in Schedule 3.7(a) which are not identified as an Excluded Asset or a Joint Use Order, plus any other Contracts relating primarily to the Acquired Businesses or the Acquired Assets not required to be disclosed in Schedule 3.7(a), including any such Contracts that have been entered into by Sellers between the date hereof and the Closing Date in the ordinary course of business without violating the provisions of this Agreement (collectively the "Assumed Contracts");

            (l) a license to use certain Trade Secrets shared by the Acquired Businesses and other businesses of Star-Kist, but specifically excluding all Trade Secrets used for the production of or relating to Sellers' Dinner Rounds product (the "Joint Use Trade Secrets") as is set forth in
      Section 5.4 hereof;

            (m) the ability and non-exclusive right to use the designator Dinner Rounds in the United States and Canada without objection by Sellers or any Seller taking any steps to prevent any such ability or right; and

            (n) the goodwill of the Acquired Businesses;

provided, however, the Acquired Assets shall not include and Sellers will retain and neither Holdings nor Purchaser will acquire the following assets and property (the "Excluded Assets"):

      (l) all assets and property of Sellers not specifically included in the definition of Acquired Assets;

             (ii) cash, cash equivalents and bank deposits;

            (iii) all accounts, notes and advances receivable of the Kozy Kitten
                  Pet Food Business and Tuffy's Pet Food Business in Canada;

             (iv) Tax refunds, Tax, insurance and other claims or rights to recoveries and similar benefits of the Acquired Businesses and any prepaid items with respect to the Acquired Businesses except as prorated in accordance with Section 2.6(e);

              (v) rights accruing to Sellers under this Agreement;

             (vi) the assets described in Schedule 2.1(v);

            (vii) subject to Sections 2.1(i), 2.1(j) and 2.1(m) the rights excluded pursuant to Section 2.1(g)(i) through Section 2.1(g)(vi) and all word combinations incorporating the trademarks related thereto; and

           (viii) any and all assets used in or related to the manufacture, distribution, marketing and/or sale of canned pet food products.

      SECTION 2.2. Assumption of Liabilities.

      (a) Subject to Section 2.2(b), in partial consideration of the transfer to Purchaser of the Acquired Assets, Purchaser, at the Closing, shall assume, and thereafter pay, fulfill, perform or otherwise discharge when due, all of the following liabilities and obligations of the Sellers relating to or attributable to the Acquired Businesses or the Acquired Assets as of the Closing Date, whether actual or contingent, liquidated or unliquidated, known or unknown, and no others (collectively, the "Assumed Liabilities"):

          (i) all liabilities and obligations relating to the period on and after the Closing Date under the Assumed Contracts and the Real Property Leases which are validly assigned to Purchaser whether or not there are any written contracts or agreements with respect thereto;

         (ii) all liabilities and obligations relating to the period on and after the Closing Date under the Permits held by or on behalf of Sellers, which are validly assigned to Purchaser;

        (iii) all liabilities and obligations relating to the period on and after the Closing Date under or arising from the Permitted Liens;

         (iv) those certain liabilities and obligations to or for the benefit of the Transferred Employees provided in Article VII (including, to the extent deducted in computing Non-Cash Working Capital, accrued vacation);

          (v) in respect of sales of Products on and after the Closing Date, all obligations and liabilities with respect to billbacks, promotions, coupons or other marketing programs or initiatives instituted by Sellers that are in effect at Closing (collectively, "Promotions");

       (vi)   subject to Purchaser's rights under Article X with respect to
              Section 3.14, all refunds, returns, replacement, deductions, warranty claims, obligations and liabilities (A) relating to Products sold or manufactured by the Acquired Businesses prior to the Closing, including without limitation, any such liabilities or obligations deducted in computing Non-Cash Working Capital or (B) which arise from Inventory held on the Closing Date;

        (vii) subject to Purchaser's rights under Article X with respect to
              Section 3.14, any liability or obligation relating to, resulting from or arising out of claims for personal injury of any kind or death or property damage related to the use of or exposure to Products manufactured by the Acquired Businesses prior to the Closing Date, including without limitation, any such liabilities or obligations deducted in computing Non-Cash Working Capital;

       (viii) subject to Purchaser's rights under Article X with respect to
              Section 3.11 and Section 3.22, any liability or obligation relating to, resulting from or arising out of claims (A) that the Acquired Businesses were operated prior to the Closing in violation of, or that the use, operation or condition of any of the Acquired Assets failed to comply with, any statute, law, rule, regulation, ordinance, decree or order applicable thereto or (B) that are within the scope of the representations and warranties set forth in Section 3.22; and

         (ix) the accrued expenses described in Schedule 1.0 to the extent such expenses are included in the computation of Non-Cash Working Capital.

      (b) Notwithstanding anything to the contrary in Section 2.2(a), neither Purchaser nor Holdings shall assume, or in any way be liable or responsible for, any of the following liabilities and obligations of Sellers, whether actual or contingent, liquidated or unliquidated, known or unknown (the "Excluded Liabilities"):

          (i) any profit or loss of Sellers derived from the sale provided for by this Agreement;

         (ii) any liabilities or obligations of Sellers other than those relating to the Acquired Businesses;

        (iii) any liability or obligation under Contracts or Permits of Sellers or Real Property Leases that are not validly assigned to Purchaser;

         (iv) except to the extent deducted in computing Non-Cash Working Capital as contemplated by Sections 2.2(a) (iv), (vi) and (vii), any accounts payable or accrued expenses of, or relating to, the Acquired Businesses for any period prior to the Closing Date;

          (v) any intercompany debt or other liability or obligation between the Acquired Businesses and any of the Sellers or any Affiliate of Sellers;

         (vi) subject to Article VII, any liability or obligation of Star-Kist to Transferred Employees arising prior to the Closing Date which is not deducted in computing Non-Cash Working Capital;

        (vii) in respect of sales of Products prior to and including the Closing Date, all obligations and liabilities with respect to Promotions instituted by Sellers not deducted in computing Non-Cash Working Capital;

       (viii) except as provided in Sections 2.6(e) and 11.15, any liability of Sellers or Heinz (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary tax basis with respect to a group of persons that includes or included Sellers or Heinz), for any Taxes, whether incurred, accrued or assessed prior to, on, or after the Closing Date;

         (ix) any liability of Sellers arising out of activities undertaken by Sellers or incurred by Sellers subsequent to the Closing Date;

          (x) all liabilities and obligations relating to the Excluded Assets;

         (xi) all liability with respect to any of the matters set forth on
              Schedule 3.10;

        (xii) any liability pertaining to an event which occurred on or before the Closing Date to the extent of payments actually received by Sellers from Seller's insurance net of costs and expenses incurred by Sellers in connection therewith; or

       (xiii) except as provided in Section 2.6(e) and 11.15, any tax liability of Sellers or their Affiliates whether or not relating to the use or ownership of the Acquired Assets or the operation of the Acquired Businesses for periods ending on or prior to the Closing Date.

      (c) After the Closing, Purchaser shall be solely responsible for (i) except as is otherwise set forth in Article VII, any liability or obligation to Transferred Employees arising from Purchaser's hiring or termination of such employees and (ii) any other liability or obligation arising from its or Holding's use or operation of the Acquired Businesses or the Acquired Assets.

      SECTION 2.3. Purchase Price and Other Consideration; Payment. The aggregate purchase price (the "Purchase Price") for the Acquired Assets is fifty-two million five hundred thousand dollars ($52,500,000) subject to possible adjustment after the Closing as provided in Section 2.4 and Section 2.6(e), and the execution and delivery of assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities.

                  (a) On the Closing Date, Holdings shall acquire the tangible personal property shown on Schedule 2.3 included among the Acquired Assets from Star-Kist in consideration of the payment of $10,990,000 as follows: (i) delivery to Star-Kist of a promissory note in the amount of $10,500,000 substantially in the form attached hereto as Exhibit A (the "Promissory Note") and (ii) $490,000 by wire transfer of immediately available U.S. funds to an account designated in writing by Star-Kist to Holdings not less than three business days prior to the Closing.

                  (b) On the Closing Date, Purchaser shall acquire all the
            Acquired Assets, other than those Acquired Assets shown on Schedule 2.3, in consideration of the payment of $41,510,000 to the Sellers as follows: (i) $37,010,000 to Star-Kist by wire transfer of immediately available U.S. funds to an account designated in writing by Star-Kist to Purchaser not less than three business days prior to the Closing and (ii) $4,500,000 to ProMark by wire transfer of immediately available U.S. funds to an account designated in writing by ProMark to Purchaser not less than three business days prior to the Closing.

      SECTION 2.4. Non-Cash Working Capital.

            (a) Within ninety (90) days after the Closing Date, Star-Kist shall deliver to Purchaser a statement reviewed by Star-Kist's accountants, Cooper's & Lybrand L.L.P. ("C&L"), showing the calculation of Non-Cash Working Capital as of the Closing Date (the "Closing Statement"). The Closing Statement shall be prepared in accordance with GAAP applied on the same basis and in accordance with the same practice standards and procedures utilized by Star-Kist for prior accounting periods except that the value of all grain in the Inventory shall be valued at the average actual cost for the month of April 1996 rather than standard costs and except as set forth in Schedule 2.4(a). The procedures and methods used to prepare the Closing Statement and the scope and conduct of the review of the Closing Statement shall be mutually satisfactory to C & L and Purchaser's accountants, KPMG Peat Marwick L.L.P. ("KPMG"). KPMG may perform such procedures as it deems necessary in connection with Star-Kist's preparation of the Closing Statement and C & L's review of the Closing Statement including (i) observing the taking of the physical count of the Inventory included in the computation of Non-Cash Working Capital and (ii) a review of all work papers and procedures used to prepare the Closing Statement. The fees charged by C & L in connection with the review of the Closing Statement shall be paid by Star-Kist. All of

      KPMG's fees shall be paid by Purchaser. Each party shall bear its own expenses incurred in connection with the above procedures.

            (b) Unless Purchaser, within thirty (30) days after delivery to Purchaser of the Closing Statement, notifies Star-Kist in writing that it objects to the Closing Statement, and specifies the basis for such objection, such Closing Statement shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Purchaser and Star-Kist are unable to resolve any objections to the Closing Statement within ten (10) days after any such notification has been given, the dispute shall be referred to Ernst & Young. Ernst & Young will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto. Purchaser and Star-Kist shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 2.4(b) as soon as practicable and shall share equally the fees and expenses of Ernst & Young.

            (c) If the Non-Cash Working Capital as shown on the Closing Statement is less than $2,710,000 (the "Base Amount"), then the Purchase Price shall be decreased dollar for dollar by the difference (the "Purchase Price Reduction") between the Base Amount and the Non-Cash Working Capital as shown on the Closing Statement. Star-Kist shall remit the amount of such Purchase Price Reduction to Purchaser, with interest from the Closing Date to the date of payment, within five (5) days after delivery to Purchaser of the Closing Statement as provided in Section 2.4(b) above; provided, however, that acceptance by Purchaser of such payment shall not constitute a waiver of Purchaser's right to object to the Closing Statement during the thirty (30) day period following its delivery. If Purchaser does raise an objection and if resolution of such objection results in a further Purchase Price Reduction, payment of such additional amount, with interest, from the Closing Date to the date of payment, shall be made to Purchaser within five (5) days following final resolution of the objection.

            (d) If the Non-Cash Working Capital as shown on the Closing Statement exceeds the Base Amount, Purchaser shall no later than five (5) days after the expiration of the thirty (30) day period referred to above, remit to Star-Kist the amount of such excess, plus interest thereon from the Closing Date to the date of payment. If Purchaser contests the Closing Statement, the amount not in dispute shall be remitted to Star-Kist with its notice of objection, plus interest thereon from the Closing to the date of payment.

            (e) Any amounts being contested shall be payable within five (5) days of the date such amount is determined to be undisputed or resolved, with interest from the Closing Date to the date of payment, even if other amounts continue to be disputed and unresolved. Interest for purposes of this Section 2.4 shall be at the rate of 8% per annum. All amounts payable under this Section 2.4 shall be paid by wire transfer of immediately available funds.

      SECTION 2.5. Allocation of the Purchase Price. Of the $4,500,000 payable to ProMark at Closing, $2,300,000 shall be allocated to the purchase of the "Tuffy's" trademark and $2,200,000 shall be paid as a licensing fee under the Kozy Kitten License Agreement. The balance of the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets in accordance with Schedule 2.5 and the Sellers, Holdings and Purchaser shall make all appropriate tax filings on a basis consistent with such allocation.

      SECTION 2.6. Closing.

            (a) The sale and purchase of the Acquired Assets contemplated hereby (the "Closing") shall take place at 10 a.m. on April 29, 1996 at the offices of Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, or as soon thereafter as practicable, but not later than April 30,1996. The day on which the Closing actually takes place is referred to herein as the "Closing Date".

      The Closing shall be deemed to have occurred on the opening of business on the Closing Date.

            (b) At the Closing, the appropriate Seller(s) shall deliver to Purchaser or Holdings, as applicable:

              (i) a duly executed limited warranty deed to convey the Owned Real
                  Property to Purchaser in the form attached hereto as Exhibit B, subject only to the Permitted Liens referenced in Section 3.6;

             (ii) duly executed assignments transferring the leasehold estates under and interests of Star-Kist in the Real Property Leases in the form attached hereto as Exhibit C, subject to the Permitted Liens referenced in Section 3.6, together with any consents, with respect to certain of the Real Property Leases to the extent such consents, are received prior to Closing; provided however, that in the case of the five Real Property Leases between Star-Kist (or its predecessors in interest) and Burlington Northern Railroad (the "BN Leases") such assignments shall not be required and in lieu thereof Purchaser shall apply for and enter into a new lease replacing and superseding all five of such leases in substantially the form attached hereto as Exhibit C-1, whereupon the existing BN Leases shall be terminated;

            (iii) duly executed assignments of all trademarks that are included in the Acquired Assets in the form attached hereto as Exhibit
                  D;

             (iv) a duly executed assignment of all rights and interests under
                  Contracts, Permits, Trade Secrets, the Receivables and the items of Intellectual Property (other than the Trademarks) that are included in the Acquired

                  Assets, in the form attached hereto as Exhibit E;

              (v) duly executed bills of sale transferring to Purchaser and
                  Holdings all of the remaining Acquired Assets not transferred pursuant to the instruments and documents referred to above in the forms attached hereto as Exhibits Fl and F2, respectively;

             (vi) the officer's certificate, the opinion of counsel and the documents referred to in Sections 8.1(c) and 8.1(d);

            (vii) subject to Section 2.7, all authorizations, waivers, consents and approvals necessary to transfer to Purchaser the Assumed Contracts and the Permits relating solely to the Acquired Businesses;

           (viii) a duly executed Kozy Kitten License Agreement in the form attached hereto as Exhibit G;

             (ix) a duly executed Vets' License Agreement in the form attached hereto as Exhibit H;

              (x) a duly executed counterpart of the Tuffy's License Agreement;

             (xi) a duly executed co-pack agreement in the form attached hereto as Exhibit I (the "Co-Pack Agreement") pursuant to which Purchaser shall manufacture for Star-Kist at the Perham Plant certain pet food products;

            (xii) with respect to the Owned Real Property (A) a Certificate of
                  Real Estate Value, (B) a Well Certificate (or a sealed well certificate) in the form required by Minn. Stat. 101 I.235 or Minn. Stat. 101 I.325 and (C) an affidavit with respect to storage tanks pursuant to Minn. Stat. 116.48;

           (xiii) a duly executed Transition Services Agreement, and Transition Storage and Handling Agreement in the forms attached hereto as Exhibits J-1 and J-2;

            (xiv) a duly executed agreement between ProMark and Star-Kist pursuant to which Star-Kist has expressly waived any and all rights to the Kozy Kitten trademark on dry and/or semi-moist pet food products, and, upon exercise of the option provided in the Kozy Kitten License Agreement, all rights to the Kozy Kitten trademark with respect to any product, the Tuffy and Tuffy's trademarks and the Meaty Meals trademark in the United States and amended the same to provide that these marks are no longer included in the intellectual property covered by the License Agreement, dated June 20,1995 between ProMark and Star-Kist; and

            (xv) a duly executed termination agreement between Star-Kist and Star-Kist Canada pursuant to which any rights of Star-Kist Canada under the registered user agreements relating to Canadian Trademark Registration Nos. 205,343 and 183,128 are terminated.

            (c) At the Closing, Purchaser shall deliver to the appropriate Seller(s):

              (i) the cash portion of the Purchase Price referred to in Section
                  2.3(b) in the amount ($41,510,000) in the manner set forth therein;

             (ii) Intentionally Omitted.

            (iii) a duly executed assumption of the Assumed Liabilities in the form attached hereto as Exhibit K;

             (iv) the officer's certificate, the opinion of counsel and the documents referred to in Sections 9.1(c) and 9.1(d);

              (v) a duly executed Tuffy's License Agreement in the forms attached hereto as Exhibit L;

             (vi) duly executed counterparts of the Kozy Kitten License
                  Agreement and the Vets' License Agreement;

            (vii) a duly executed counterpart of the Co-Pack Agreement; and

           (viii) duly executed counterparts of the Transition Services Agreement and the Transition Storage and Handling Agreement.

            (d) At the Closing, Holdings shall deliver to the appropriate Seller(s):

                    (i) $490,000 of the Purchase Price referred to in Section 2.3(a) in the manner set forth therein;

                   (ii) the Promissory Note; and

                  (iii) the officer's certificate, the opinion of counsel and the documents referred to in Sections 9.1(c) and 9.1(d).

            (e) All items listed below relating to the Acquired Businesses and the Acquired Assets which are not reflected in the computation of Non-Cash Working Capital will be prorated as of the Closing Date, with Sellers liable to the extent such items relate to any time period up to and including the day prior to the Closing Date, and Purchase liable to the extent such items relate to the Closing Date and all periods subsequent thereto other than any income tax liability arising as a result of the sale of the Acquired Assets: personal property, real estate, occupancy and water taxes and installments of special assessments, if any, which are due and payable in the year of Closing on or with respect to the Acquired Businesses or the Acquired Assets, it being agreed that Purchaser shall be fully responsible for all such taxes and assessments which shall become due and payable in all subsequent years, regardless of the date of levy of such taxes or assessments; rents, taxes and other items due to Sellers or payable by Sellers under any Contract or Real Property Lease to be assigned to or assumed by Purchaser hereunder; the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions. Sellers' computation of such proration shall be delivered to Purchaser simultaneously with the delivery of the Closing Statement pursuant to Section 2.4 (a). Sellers agree to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this
      Section 2.6(e). The net aggregate amount of such prorations shall be treated as an adjustment to the Purchase Price paid by Purchaser to Sellers on the Closing Date pursuant to Section 2.3. If current payments with respect to items to be prorated pursuant to this Section 2.6(e) are not ascertainable within 90 days following the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Sellers and Purchaser when the current bills with respect to such items have been issued and a cash settlement shall be made promptly thereafter on an item by item basis.

      SECTION 2.7. Nonassignable Contracts, Real Property Leases and Permits.

            (a) To the extent that any Assumed Contract, Real Property Lease or Permit to be assigned hereunder is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract, Real Property Lease or Permit until such time as such written consent or waiver has been obtained.

            (b) Anything in this Agreement to the contrary notwithstanding, Sellers are not obligated to transfer to Purchaser any of their rights and obligations in and to any of the Assumed Contracts, Real Property Leases or Permits to be assigned hereunder without first having obtained all necessary consents and waivers. Prior to the Closing Date, Sellers shall use their reasonable efforts to obtain consents and waivers to allow the assignment of those Assumed Contracts, Real Property Leases and Permits listed in Schedule 2.7(b). For a reasonable period of time after the Closing Date, not to exceed one hundred twenty (120) days, Sellers shall cooperate with Purchaser to assist Purchaser in obtaining any such consents and waivers not obtained as of the Closing and upon receipt thereof, the applicable Assumed Contract, Real Property Lease or Permit shall be assigned or transferred to Purchaser by appropriate instruments of transfer.

            (c) To the extent that consents or waivers are not obtained by Purchaser, Sellers and Purchaser shall cooperate with each other to establish, to the extent practicable, arrangements that are reasonable and lawful as to both Sellers and Purchaser, and which result in the benefits and obligations under such Assumed Contracts, Real Property Leases and Permits being apportioned in a manner that is in accordance with the purpose and intention of this Agreement as if such consents or waivers had been obtained.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLERS AND HEINZ

      Sellers and Heinz (with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.10,
3.15 and 3.22), as applicable, represent and warrant to Purchaser as follows:

      SECTION 3.1. Incorporation; Qualification. Star-Kist, ProMark, Perk and Heinz are corporations duly organized, validly existing and in good standing under the laws of the State of California, the State of Idaho, the State of Delaware and the Commonwealth of Pennsylvania, respectively. Each Seller has the corporate power and authority to carry on the Acquired Businesses as presently conducted by it and to own, operate and lease the Acquired Assets that it owns, operates or leases. Heinz has the corporate power and authority to carry on its business as presently conducted and to own or lease and to operate the properties and assets it owns or leases. Each of the Sellers is duly qualified to do business and is in good standing in each jurisdiction in which its conduct of the Acquired Businesses or its ownership or operation of the Acquired Assets requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a material adverse effect on the Acquired Businesses or the Acquired Assets, each taken as a whole ("Material Adverse Effect"). The jurisdictions in which each of Sellers is qualified to do business as a foreign corporation with respect to Acquired Businesses are set forth in Schedule 3.1 hereto.

      SECTION 3.2. Authority. Each of the Sellers and Heinz has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Sellers and Heinz and the Special Committee appointed by the Board of Directors of Heinz, and no other corporate act or proceeding on the part of the Sellers or Heinz is necessary to approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 3.3. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of the Sellers and Heinz, constitutes the legal, valid and binding obligation of each of them and will be enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, liquidation or other laws relating to or affecting creditors' rights or by equitable principles.

      SECTION 3.4. No Contravention. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by Sellers and Heinz and the consummation by Sellers and Heinz of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof, do not and will not:

            (a) conflict with or violate any provisions of such parties' Articles of Incorporation, Certificate of Incorporation or By-Laws as applicable;

            (b) require any consent, approval or notice under or conflict with, result in a termination or breach of, or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of any performance required by, any Contract, Real Property Lease, Permit or Plan to which any of the Sellers or Heinz is a party or by which any of the Sellers or Heinz or any of the Acquired Assets is bound or subject;

            (c) violate any law, statute or ordinance or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to any of the Sellers or Heinz in respect of the Acquired Businesses, or by which any of the Acquired Assets may be bound or subject; or

            (d) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any public, governmental or regulatory body, agency or authority; excluding from the foregoing Sections 3.4(a) through (d):

              (i) any consents or waivers required in connection with the
                  Assumed Contracts, the Real Property Leases, Plans or Permits which in each case are not material,

             (ii) any local filings or recordings that may be necessary to transfer any of the Acquired Assets, and

            (iii) the filing required under the HSR Act and expiration of the applicable waiting periods under the HSR Act.

      SECTION 3.5. Divisional Financial Statements. Star-Kist has delivered to Purchaser unaudited divisional statements of income and results of operations for the Acquired Businesses, for the fiscal years of Star-Kist ended 1992 through 1995 (the "Divisional Annual Financial Statements"), and for the eight month period ended December 23, 1995 (the "Divisional Interim Financials") The Divisional Annual Financials and the Divisional Interim Financials, are referred to herein collectively as the "Divisional Financial Statements". The Divisional Financial Statements were reviewed by C & L and are attached to and made a part of Schedule 3.5. Except as set forth in
Schedule 3.5 and in the last four sentences of this Section 3.5, The Divisional Financial Statements were prepared in all material respects in accordance with the books, records and accounts of Sellers and on the same basis, and consistent with the principles utilized by Star-Kist in the preparation of such divisional accounts for inclusion in Star-Kist's consolidated financial statements for such periods and present fairly the financial information purported to be reflected thereby. Except as set forth in Schedule 3.5, the entries for net sales, costs to arrive at gross return, marketing expense, and fixed expenses were determined in accordance with GAAP consistently applied throughout the periods covered thereby. The books, records and accounts relating to the Acquired Businesses were accurate and complete in all material respects, except for specific corporate allocations that were excluded (general and administrative, trade bad debts, swells, Tuffy's brokerage, depreciation of the Perham Plant allocated to the Tuffy's Pet Food Business) and the exclusion of premiums related to the closure of Star-Kist's Biloxi, Mississippi plant and/or acquisition of The Quaker Oats pet food business.

      Each of the Divisional Financial Statements were based on various assumptions regarding the basis of presentation and include certain allocated charges and credits, all of which are more fully set forth in such financial statements. Such financial statements are qualified to the extent that the Acquired Businesses were not operated as separate businesses. The allocated charges and credits are not necessarily indicative of the amounts which would have been incurred as a result of arms-length transactions.

      SECTION 3.6. Title to Acquired Assets; Owned Real Property and Leased Real Property.

            (a) Star-Kist has fee simple title to the Owned Real Property, free and clear of any liens, charges, pledges, mortgages, deeds of trust, claims, security interests or other encumbrances (collectively, "Liens") created, suffered or agreed to by Star-Kist other than Permitted Liens and Star-Kist has (i) valid leasehold interests as to the Leased Real Property; and (ii) good and valid title to all of the other tangible assets and properties included in the Acquired Assets, other than the Owned Real Property, free and clear of any Liens, other than in each case Permitted Liens. For purposes of this Agreement, "Permitted Liens" shall mean (i) liens securing taxes, assessments, governmental charges or levies, or the claims of contractors, materialmen, carriers, landlords, warehousemen, workmen, repairmen, customers, employees and similar persons, which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of such properties or assets which are material to the Acquired Businesses taken as a whole, (ii) Liens and imperfections of title which are not reasonably likely to, singly or in the aggregate, have a Material Adverse Effect or materially interfere with the use, occupancy or operation of the Perham Plant as currently used, occupied or operated, (iii) those Liens and imperfections of title which are described in Schedule 3.6(a), (iv) with respect to the other tangible assets and properties referred to above, those items disposed of after the date hereof in the ordinary course of business, (v) with respect to the Leased Real Property, all underlying mortgages, deeds of trust, leases, grants of term or other estates in or interests affecting the landlord's or fee owner's interest in the applicable portion of such property which are superior to the interests of Star-Kist as tenant under the applicable Real Property Lease, and any imperfections of title which are not reasonably likely to, singly or in the aggregate, materially interfere with the use, occupancy, or operation of the applicable portion of such property as currently used, occupied or operated, and (vi) with respect to the Owned Real Property and the Leased Real Property all applicable building and zoning ordinances, any Liens or imperfections of title which are matters of record and any encroachments or other facts or conditions that would be revealed by an accurate survey or careful physical inspection thereof. Except as set forth in Schedule 3.6, all major and material Physical Assets are in working order as of the date hereof and are adequate for the uses to which they are being put in the ordinary course of the Acquired Businesses, other than items currently under or scheduled for repair or which will be replaced or repaired under the construction programs described in such Schedule.

            (b) Except as disclosed in Schedule 3.6(b):

                   (i) There are no adverse or other parties in possession of the Owned Real Property or the property subject to the BN Leases or any part thereof. Star-Kist has not granted any license, right of first refusal, right of purchase or other right relating to the ownership, use or possession of any of the Owned Real Property or the Leased Real Property or any part thereof;

                   (ii) There is direct access between the Perham Plant and
                        public streets and utilities necessary for the operation of the Perham Plant as it is currently being operated and, to the knowledge of Star-Kist, no fact or condition exists that would result in the termination of such access;

                  (iii) All utilities (including, without limitation, water, gas, steam, sewer, electricity, trash removal and telephone service) required by law or necessary for the operation of the Perham Plant as it is currently being operated are currently available to the Perham Plant in sufficient quantities to adequately service its current needs;

                   (iv) Star-Kist has not received any notice from any
                        governmental authority (A) requiring it to correct any condition with respect to the Owned Real Property or the Leased Real Property, or any part thereof, by reason of a violation of any applicable laws, codes, ordinances, rules, regulations or orders of governmental authorities that have not been corrected or (B) regarding a condemnation action with respect to the Owned Real Property or the Leased Real Property;

                    (v) Star-Kist has not received any notice from an insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Owned Real Property or the Leased Real Property that has not been performed, or requiring an increase in the current insurance rates applicable to the Owned Real Property or the Leased Real Property;

                   (vi) Star-Kist has not claimed with respect to the Owned Real
                        Property the benefit of any law permitting a special use valuation (such as an "agricultural", "clean and green" or "open space") for the purpose of obtaining an ad valorem tax rate lower than the normal rate;

                  (vii) Star-Kist is not a "foreign person" as that term is
                        defined in Section 1445 of the IRC, and any applicable regulations promulgated thereunder;

                 (viii) to Star-Kist's knowledge, no portion of the Owned Real
                        Property or the Leased Real Property upon which the Perham Plant is situated is located in a special flood hazard area designated by any state or federal governmental authority;

                   (ix) subject to proration in accordance with Section 2.6(e),
                        Star-Kist, with respect to the Owned Real Property, has paid, and will continue to pay all taxes, assessments, charges, fees, levies and impositions as the same became due and payable prior to Closing;

                    (x) to Star-Kist's knowledge, all components of all
                        buildings and other improvements included within the Owned Real Property arid the BN Leases, excluding roofs but including the structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer and waste water systems and facilities included therein, are in working order as of the date hereof;

                   (xi) all material certificates of occupancy, permits,
                        licenses, franchises, approvals and authorizations of all governmental authorities having jurisdiction over the Owned Real Property and the Leased Real Property, and from all insurance companies and fire rating and other similar boards and organizations, required to have been issued to enable such properties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect; and

                  (xii) no portion of the Perham Plant has suffered any material damage by fire or other casualty within the past 24 months which has not heretofore been repaired.

      SECTION 3.7. Contracts.

            (a) Schedule 3.7(a) discloses all written and oral Contracts relating primarily to the Acquired Businesses or the Acquired Assets of the following types: (i) Contracts which involve the payment or receipt by any of Sellers of in excess of $50,000 during the remaining term thereof or which have an unexpired remaining term of more than one year, (ii) employment agreements, (iii) non-competition, confidentiality and secrecy agreements, (iv) collective bargaining agreements, (v) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money, (vi) franchise, broker or license agreements, (vii) powers of attorney, or (viii) partnership or joint venture agreements,; but excluding (i) purchase or supply orders (other than orders for packaging materials, yellow corn, poultry meal and corn gluten meal that relate solely to the Acquired Businesses all of which shall be disclosed as Material Contracts) arising in the ordinary course of business and (ii) Contracts required to be listed in another Schedule (collectively, the "Material Contracts"). In addition, Schedule 3.7(a) discloses separately all outstanding purchase orders and commitments for packaging materials, yellow corn, poultry meal and corn gluten meal that are used in the Acquired Businesses or provide for the delivery of all or a portion of the quantities subject thereto to the Perham Plant that in each case relate to other businesses of Seller(s) (the "Joint Use Orders"). Except as otherwise indicated in Schedule 3.7(a), true and complete copies of each written Material Contract, true and complete written summaries of each oral Material Contract and true and complete copies of each Joint Use Order (together with any and all modifications, amendments or supplements thereto) have been delivered to Purchaser prior to execution of this Agreement.

            (b) Except as set forth in Schedule 3.7(b), all Material Contracts are valid and in full force and effect. Except as set forth in Schedule 3.7(b), (i) no default exists by any Seller, and to the applicable Seller's knowledge any other party, under any Material Contract and (ii) with respect to any Seller, and to the applicable Seller's knowledge any other party, there does not exist any event that, with notice or lapse of time or both, would constitute an event of default or result in a right to accelerate, or loss of rights under any Material Contract.

      SECTION 3.8. Employee Benefit Plans.

            (a) Schedule 3.8 hereto contains a true and complete list of each plan, contract, program and arrangement, including, but not limited to, pension, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, employment contract, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, retirement and each other employee benefit plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by Star-Kist for the benefit of any Transferred Employee described in Article VII (collectively, "Plans"). Star-Kist has delivered to Purchaser copies of the H.J. Heinz Company Saver Plan and the H.J. Heinz Company Employees Retirement and Savings Plan.

            (b) All Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA are intended to be qualified under
      Section 401(a) of the IRC and have received determination letters from the IRS stating that such Plans are qualified with respect to the provisions of law as in effect prior to the enactment of the Tax Reform Act of 1986, copies of which letters have been delivered to Purchaser, and each trust created under any such Plan is exempt from tax under Section 501(a) of the IRC. Star-Kist has amended each such Plan to be in compliance with current law and intends to submit such Plans to the IRS for a determination of their qualified status as amended within the remedial amendment period applicable to such Plans, and further intends to make any changes required by the IRS necessary to maintain the qualified status of such Plans.

            (c) None of the Plans is a "multiemployer plan" as defined in ERISA
      Section 3(37).

      SECTION 3.9. Absence of Certain Changes. Except as set forth in
Schedule 3.9, with respect to the Acquired Businesses and the Acquired Assets, each of the Sellers has not since December 23,1995 and up to the date of this Agreement:

            (a) permitted or allowed any of the Acquired Assets to be mortgaged, pledged or subjected to any Lien, other than Permitted Liens;

            (b) materially written down or materially written up the value of any of the Inventory other than in the ordinary course of business;

            (c) sold, transferred or leased any of the Acquired Assets other than sales of Inventory (including disposal of obsolete, damaged or defective Inventory) or other Acquired Assets in the ordinary course of business;

            (d) granted increases in the compensation of any Transferred Employee which increases singly or in the aggregate are material, other than in the ordinary course of business and consistent with past practice;

            (e) adopted, entered into or agreed to enter into, or amended or agreed to amend any Plan which singly or in the aggregate are material to the Acquired Businesses taken as a whole, other than in the ordinary course of business and 4 consistent with past practice;

            (f) disposed of or permitted to lapse any rights to the use of any Intellectual Property;

            (g) otherwise operated the Acquired Businesses other than in the ordinary course

            (h) suffered any changes in the assets, liabilities, business or financial condition which have resulted in a Material Adverse Effect; or

            (i) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.9.

      SECTION 3.10. Litigation. Except as set forth in Schedule 3.10, (a) there is no claim, action, suit, proceeding or investigation pending or, to Sellers' knowledge, threatened by or against any of Sellers or Heinz with respect to (i) the Acquired Businesses, (ii) the Acquired Assets or (iii) the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority, and (b) there is no order, decree or judgment pending or in effect against any of Sellers with respect to (i) the Acquired Businesses, (ii) the Acquired Assets or (iii) the transactions contemplated hereby.

      SECTION 3.11. Compliance with Laws.

            (a) Except as set forth in Schedule 3.11(a), each of the Sellers is conducting the Acquired Businesses in compliance in all material respects with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to its use and operation or the condition of the Acquired Assets and its operation of the Acquired Businesses which are in effect as of the date hereof and as of the Closing and has not received any notice that it is in noncompliance with any such statutes, laws, rules, regulations, ordinances, decrees or orders.

            (b) Schedule 3.11(a) hereto sets forth all material Permits required by Sellers for the operation of the Acquired Businesses and the use and ownership or leasing of the Acquired Assets as currently operated, used, owned or leased, as applicable, and all of such Permits are valid and in full force and effect. Except as set forth in Schedule 3.11(a), each of the Sellers is in compliance in all material respects with such Permits, as applicable, and there is no proceeding pending or threatened that disputes the validity of any such Permit or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of any such Permit.

      SECTION 3.12. Intellectual Property.

            (a) Schedule 3.12(a) and 3.12(a)(i) sets forth a complete and accurate list of:

            (i) all fictitious business names, brand names, brand name applications, trade names, trade name applications and registrations, foreign trademark and service mark applications, registrations and common law trademarks and service marks and United States federal, state and common law trademarks, service marks and variety designators, trademark applications and registrations owned, licensed or otherwise held or used by any of the Sellers that relate solely to the Acquired Businesses but specifically excluding: (A) the variety designators/common law trademarks set forth in
                  Schedule 3.12 (a)(i) outside the United States and Canada; (B) the descriptor "Dinner Rounds"; (C) "Vets'", "Vet's Choice" and "Vet's Choice Select Balance" trademarks; (D) the "Meaty Meal" trademark outside the United States and Canada; and (E) all trade names used by the Acquired Businesses except those listed on Schedule 3.12[a] (collectively, the "Trademarks");

            (ii) all United States and foreign patents, patent applications provisionals, divisions, continuations and substitutes thereof, and all other patent rights owned, licensed or otherwise held by any of the Sellers that relate solely to the Acquired Businesses (collectively, the "Patents"); and

            (iii) all copyright registrations and pending applications for copyright registrations filed by or on behalf of Sellers that relate solely to the Acquired Businesses (collectively, the "Copyrights").

            The foregoing, together with all rights, benefits and privileges pertaining thereto, all goodwill associated therewith, and all rights to causes of action or remedies related thereto (including the right to sue for past infringement or violation of rights associated therewith), shall be referred to herein as the "Intellectual Property".

            (b) Except as set forth in Schedule 3.12(b), the applicable Seller owns all of the Intellectual Property and Reg. No.730,530 for Kozy Kitten free and clear of any Liens (except claims). Except as set forth in
      Schedule 3.12(b), each of the applicable U.S. and Canadian registered Trademarks (collectively, the "Registered Trademarks") and pending application Serial No.75-045,257 for Tuffy's and Reg. No.730,530 for Kozy Kitten are valid and subsisting and the applicable Seller has the exclusive right to use, sell, license and dispose of or bring actions for infringement of its rights. None of the Registered Trademarks and pending application Serial No.75-045,257 for Tuffy's and Reg. No.730,530 for Kozy Kitten are now involved in any opposition, invalidation or cancellation proceeding, nor to Sellers' knowledge, is any such action threatened. Except as set forth in Schedule 3.12(d), Sellers represent that the non-U.S. and Canadian Registrations (other than the International Registration of the mark Tuffy (Reg. No.403,256)) and U.S. applications for Canine Prime and Feline Prime, Serial No.74-580,337 and No.74-580,336, respectively, are subsisting and Sellers have no knowledge of infringement claims with respect thereto by any third parties. No other representations are made by any of the Sellers or Heinz as to the ownership, the validity or as to the exclusive rights to use foreign registered or common law Trademarks or variety designators set forth in
      3.12 (a)(i) including without limitation, the right to own, use, license, dispose of or bring actions for infringement of rights to such Trademarks.

            (c) Except as set forth in Schedule 3.12(c), Star-Kist owns free and clear of any Liens and has the exclusive right to use, offer for sale, sell, import, license and dispose of or bring actions for infringement of its rights to the Patents and the Copyrights.

            (d) Except as set forth in Schedule 3.12(d), none of the Registered Trademarks or pending application Serial No.75-045,257 for Tuffy's and Kozy Kitten Reg. No.730,530 is infringing on the rights of any third party. Except as set forth in Schedule 3.12(d), none of the Sellers has received written notice from any third party nor have any of the Sellers any knowledge of any third party alleging that its use of any other item of Intellectual Property is infringing on the rights of any third party. Except as set forth in Schedule 3.12(d), none of the Sellers has granted any licenses or other similar rights and none of the Sellers has any obligation to grant licenses or other similar rights to any of the Intellectual Property. No third party consent will be required for the use of any of the Registered Trademarks or pending application No.75-045,257 for Tuffy's and Registration number 730,530 for Kozy Kitten as a consequence of the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.12(d), in the last five years, none of the Sellers has made any claim of any violation or infringement by others of its rights to any of the Intellectual Property and none of the Sellers has knowledge of any basis for making any such claim.

      SECTION 3.13. Taxes. Except as set forth in Schedule 3.13, there are no pending or, to any Seller's knowledge, threatened claims, investigations, actions or proceedings, assessments or collections of Taxes of any kind with respect to the Acquired Businesses that could subject Purchaser to any liability for such Taxes for the period prior to and including the Closing Date or could impair any of the Acquired Assets.

      SECTION 3.14. Inventory. Except as set forth in Schedule 3.14, the Inventory to be sold to Purchaser hereunder shall on the Closing Date, consist of items that are usable or salable in the normal and ordinary course of the Acquired Businesses. The quantities of each type of Inventory to be sold to Purchaser hereunder will be maintained at normal levels adequate for the continuation of each of the Acquired Businesses as it is presently being conducted. The Inventory will not be, and no Products manufactured by the Acquired Businesses prior to the Closing Date were, adulterated, misbranded, mispackaged or mislabeled within the meaning of, or manufactured, processed or packaged in violation of any applicable local, state or federal food and drug laws or regulations. All Inventory will meet and all Products have met all requirements of applicable statutes, rules and regulations of the United States and any state or local government. All Products of the Acquired Businesses sold prior to the Closing Date were products that may be lawfully shipped and sold in interstate commerce and conform in all respects to the requirements of such laws, and the rules and regulations promulgated thereunder.

      SECTION 3.15. Brokers and Finders. None of the Sellers nor Heinz has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders fees in connection with the transactions contemplated by this Agreement.

      SECTION 3.16. Insurance. Star-Kist has maintained a reasonable and customary program of casualty insurance (which may include self-insurance by Heinz) with respect to the Acquired Assets. Star-Kist has provided Purchaser with a three-year loss history under the various casualty policies applicable to the Acquired Businesses.

      SECTION 3.17. Labor Matters. With respect to the operation of the Acquired Businesses at the Perham Plant, except as set forth on Schedule 3.17, there (a) currently is no unfair labor practice complaint against Star-Kist pending before the National Labor Relations Board, (b) currently is, and during the last twenty-four months there has been, no labor strike, slowdown or stoppage pending against, or involving the employees of, Star-Kist, (c) is no labor union representing the employees of Star-Kist, and
(d) is no collective bargaining agreement currently being negotiated by Star-Kist with respect to its employees.

      SECTION 3.18. Sufficiency of Assets. Except as set forth in Schedule
3.18 hereto, the Acquired Assets constitute substantially all of the assets and properties that are necessary to produce the products of the Acquired Businesses substantially in the manner conducted by Sellers.

      SECTION 3.19. Accounts Receivable. Except as set forth in Schedule 3.19 hereto, the Net Receivables will be collectible in the ordinary course of business.

      SECTION 3.20 Suppliers and Customers. Schedule 3.20 lists the ten largest suppliers and customers to the Acquired Businesses by volume shipped for the eight months ending December 23 , 1995 together with the approximate dollar volume by supplier and customer and a general description of the goods or services provided, and describes any substantial change in the identity of, or the nature of the business conducted with, such suppliers that has occurred since such date. Since December 23, 1995, there has not been any material change in the relationship or course of dealing between Star-Kist or its agents in respect of the Acquired Businesses and any suppliers to the Acquired Businesses which, individually or in the aggregate, has had or would have a Material Adverse Effect. Sellers have not, since December 23, 1995, received written notice from any of the above listed customers that it will reduce the quantity of product purchased from Sellers by any amount greater than two-thirds of that purchased from such customer during the previous twelve-month period.

      SECTION 3.21 Products. The Kozy Kitten Products set forth in Schedule
1.1 represent all of the dry and semi-moist cat food products bearing the Kozy Kitten name which are currently manufactured, distributed, marketed and/or sold by Star-Kist and ProMark. The Tuffy's Products set forth in
Schedule 1.2 represent all of the products bearing the Tuffy's name which are currently manufactured, distributed, marketed and/or sold by Star-Kist and ProMark in the United States and Canada. The Vets' Dog Products set forth in
Schedule 1.3 represent all of the maintenance dry dog food products bearing the Vets' name which are currently manufactured, distributed, marketed and/or sold by Star-Kist and Perk.

      SECTION 3.22. Environmental Matters.

      (a) Except as set forth in Schedule 3.22, with respect to Sellers' use, operation or ownership of the Acquired Assets and their operation of the Acquired Businesses, no Environmental Claim has been received by the Sellers or, to the Sellers' knowledge, any person or entity whose liability for such Environmental Claim the Sellers have or may have retained or assumed either contractually or by operation of law, nor, to the knowledge of Sellers, is any such Environmental Claim threatened.

      (b) Except as set forth in Schedule 3.22 or except as otherwise qualified in other subsections of this Section 3.22, there are no present or past actions, activities, circumstances, conditions, events or incidents, that would result in any Environmental Claim against the Sellers with respect to Sellers' use, operation or ownership of the Acquired Assets and their operation of the Acquired Businesses or against any person or entity whose liability for such Environmental Claim the Sellers have or may have retained or assumed either contractually or by operation of law.

      (c) Except as set forth in Schedule 3.22, the business of the Sellers at the Perham Plant complies in all material respects with all Applicable Environmental Laws.

      (d) Except as set forth in Schedule 3.22, none of the Sellers have generated at or transported from the Perham Plant any Hazardous Substances which have been transported to or disposed of in any offsite disposal or other facility, except for any such transportation or disposal which would not reasonably be expected to result in a liability to any of the Sellers.

      (e) Except as set forth in Schedule 3.22, to the knowledge of the Sellers, there are not present in, on or under the Owned Real Property or the property subject to the BN Leases any Hazardous Substances in such quantities as to create any liability or obligation under any Applicable Environment Law or any other liability for either Purchaser or the Sellers.

      (f) The Sellers have delivered to Purchaser all environmental reports of which the Sellers are aware with respect to the Owned Real Property.

      (g) Except as set forth in Schedule 3.22, the Sellers have not, in connection with the Perham Plant installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any matter so as to create any liability or obligation under any Applicable Environmental Law for either Purchaser or the Sellers.

      (h) Without in any way limiting the generality of the foregoing but except as set forth on Schedule 3.22, (i) all underground storage tanks or other containment facilities of any kind located or formerly located on the Owned Real Property or the property subject to the BN Leases are identified in Schedule 3.22, (ii) all wells or other borings on the Owned Real Property or the property subject to the BN Leases (regardless of whether such wells or borings are in use) are identified on Schedule 3.22, (iii) there is no friable asbestos contained in or forming any part of any building, building component, structure or office space constituting a part of the Owned Real Property or the property subject to the BN Leases, and (iv) no polychlorinated biphenyl are used or stored on the Owned Real Property or the property subject to the BN Leases or contained in any of the tangible personal property on such properties.

      SECTION 3.23. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Sellers, Heinz nor any other person or entity makes any other express or implied representation or warranty on behalf of Sellers, Heinz or their Affiliates with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the Acquired Assets or the Acquired Businesses. Each of the Sellers and Heinz hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Purchaser, any of its officers, directors, employees, agents or representatives of any documentation or other information by or on behalf of any of the Sellers, Heinz or any Affiliate of Heinz, including without limitation any projections or forecasts (the "Projections"). There can be no assurance that the Projections provide an accurate forecast of future results. Purchaser and Holdings each acknowledges that it has not relied upon the Projections in any manner.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HOLDINGS

      Purchaser and Holdings, as applicable, represent and warrant to Sellers as follows:

      SECTION 4.1. Incorporation. Holdings and Purchaser each are corporations duly organized, validly existing and in good standing under the laws of Delaware.

      SECTION 4.2. Authority. Each of Purchaser and Holdings has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

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                                       32


Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Purchaser and Holdings, and no other corporate act or proceeding on the part of either Purchaser or Holdings is necessary to approve the execution and delivery of this Agreement or the consummation by Purchaser and Holdings of the transactions contemplated hereby.

      SECTION 4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Purchaser and Holdings and constitutes the legal, valid and binding obligation of each of Purchaser and Holdings and will be enforceable against each of Purchaser and Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, liquidation or other laws relating to or affecting creditors' rights or by equitable principles.

      SECTION 4.4. No Contravention. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by each of Purchaser and Holdings and the consummation by each of Purchaser and Holdings of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof, do not and will not:

            (a) conflict with or violate any provisions of either of the Purchaser's or Holdings' charter documents;

            (b) require any consent, approval or notice under or conflict with, result in a termination or breach of, or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of any performance required by, any note, bond, mortgage, indenture, license, franchise, permit, contract, lease or other instrument or obligation to which either Purchaser or Holdings is a party or by which either Purchaser or Holdings or any of its assets or properties is bound or subject;

            (c) violate any law, statute or ordinance or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to either Purchaser or Holdings or by which any of its assets or properties may be bound or subject; or

            (d) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any public, governmental or regulatory body, agency or authority; excluding from the foregoing Sections 4.4(a) through (d):

             (i) any local filings or recordings that may be necessary to transfer any of the Acquired Assets; and

            (ii) the filing required under the HSR Act and expiration of the applicable waiting periods under the HSR Act.

      SECTION 4.5. Litigation. There is no claim, action, suit, proceeding or investigation pending or, to either Purchaser's or Holdings' knowledge, threatened by or against either

Purchaser or Holdings with respect to the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority. There is no order, decree or judgment pending or in effect against either Purchaser or Holdings with respect to the transactions contemplated hereby.

      SECTION 4.6. Brokers and Finders. Neither Holdings nor Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                            COVENANTS OF THE SELLERS

      Each of the Sellers, as applicable, covenants and agrees with Purchaser as follows:

      SECTION 5.1. Access; Confidential Information. From the date hereof until the Closing Date, Sellers shall furnish to Purchaser and its representatives all information relating solely to the Acquired Businesses reasonably requested by Purchaser and provide access to any Acquired Assets that Purchaser may reasonably request at such times as shall be mutually agreed upon; provided, however, that nothing contained herein shall require Sellers to furnish to Purchaser or provide Purchaser with access to any Trade Secrets or, unless approved for release by counsel, any marketing, cost and/or pricing information until Closing. Any confidential information furnished to Purchaser or made available for visual inspection shall be subject to the terms of the Confidentiality Agreement entered into between Star-Kist and Purchaser dated August 10,1995. The provisions of such Confidentiality Agreement shall survive any termination of this Agreement.

      SECTION 5.2. Conduct of Business.

      From the date hereof until the Closing Date, without the written consent of Purchaser none of the Sellers shall:

            (a) operate the Acquired Businesses other than in the ordinary course of business or unreasonably defer any repairs or maintenance to the Physical Assets, the Owned Real Property or the property subject to the Perham Leases;

            (b) make any sale, transfer, lease or other disposition of any Acquired Assets other than in the ordinary course of business or mortgage, pledge or otherwise create a security interest in any of the Acquired Assets other than Permitted Liens;

            (c) grant any increase in compensation to Transferred Employees or any increase in the rate of commission, bonus or other variable compensation or any increase in any other direct or indirect renumeration (including benefits) payable or to become payable to any such employees, which increases singly or in the aggregate

            (d) fail to maintain the books, accounts and records of the Acquired Businesses on a basis consistent with past practice;

            (e) dispose of or permit to lapse any rights to the use of any Intellectual Property;

            (f) enter into, amend or cancel any Material Contract, Real Property Lease, Plan or Permit in respect of the Acquired Assets or the Acquired Businesses other than in the ordinary course of business; or

            (g) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 3.9, other than Section 3.9(h).

      SECTION 5.3. Reasonable Best Efforts: Notifications. Sellers shall use their best reasonable efforts to fulfill their conditions to Closing and otherwise to consummate the transactions contemplated by this Agreement. Prior to the Closing Date, Sellers shall deliver to Purchaser in writing information that it acquires knowledge of which arises from an event which occurs on or after the date hereof, or from an event which occurred prior to the date hereof but which was not and could not have been a matter of Sellers' knowledge as of the date hereof supplementing or amending the representations, warranties or disclosures (including the Schedules) made in or delivered pursuant to Article Ill in order to make such information therein accurate. This covenant shall expire on the date which is 18 months following the Closing Date (except with respect to environmental matters such expiration date shall be two years following the Closing Date) and any claim by Purchaser for breach or failure to comply with such covenant shall be subject to the Basket.

      SECTION 5.4. Trade Secret License; UPC. To the extent not transferred to Purchaser pursuant to Section 2.1(h), Star-Kist hereby grants to Purchaser an irrevocable, perpetual, royalty-free license to use the Joint Use Trade Secrets, but makes no representations as to the ownership, the right to use, the right, to grant such license or bring actions for infringement with respect to the Joint Use Trade Secrets. Purchaser shall have the right to assign freely such license in connection with a sale of all or substantially all of all or any of the Acquired Businesses. Star-Kist shall permit Purchaser to use the uniform product codes currently assigned to the Products but only to the extent and for so long as Star-Kist is permitted to do so.

      SECTION 5.5. Preservation of Records. Sellers shall preserve and, during regular business hours and upon reasonable notice, make available to Purchaser and its representatives for inspection and copying all agreements, records, books and other documents pertaining to the Acquired Businesses or the Acquired Assets for periods prior to and including the Closing Date retained by Sellers pursuant to the provisions of Section 2.1(e), wherever located for a period of six (6) years from the Closing Date, for (a) the purposes of preparing tax returns and financial statements and responding to tax audits, (b) the purposes of prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Acquired Businesses, the Acquired Assets or this Agreement and (c) any other reasonable business purpose. Sellers may redact from any such agreements, records, books or other documents any information relating to any other business of Sellers or their Affiliates. If Purchaser determines that it does not want Sellers to destroy such agreements, records, books and other documents, Purchaser shall give written notice to the applicable Seller ninety (90) days prior to the expiration of such retention period that Purchaser desires to take possession of such agreements, records, books and other documents. The applicable Seller shall deliver (subject to any redactions) such agreements, records, books and other documents to Purchaser within sixty (60) days after the date of Purchaser's notice to the applicable Seller hereunder.

      SECTION 5.6. Capital Projects. Star-Kist shall pay directly to the vendor upon receipt of invoices and other appropriate documentation, all amounts due for completion of the work described in Schedule 5.6 pursuant to the purchase orders referenced in such Schedule not to exceed the amounts designated for each order or $508,000 in the aggregate.

      SECTION 5.7. Receivables. Except as set forth in Section 6.3, to the extent any Seller receives payment in respect of the Receivables, such Seller shall promptly forward such amount to Purchaser.

                                   ARTICLE VI

                     COVENANTS OF THE PURCHASER AND HOLDINGS

      Each of Purchaser and Holdings, as applicable, covenants and agrees with Sellers as follows:

      SECTION 6.1. Preservation of Records. Purchaser and Holdings shall preserve and, during regular business hours and upon reasonable notice, make available to Sellers and their representatives for inspection and copying all agreements, records, books and other documents delivered to Purchaser and Holdings by Sellers pursuant to this Agreement pertaining to the Acquired Businesses or the Acquired Assets for periods prior to and including the Closing Date, wherever located for a period of six (6) years from the Closing Date, for (a) the purposes of preparing tax returns and financial statements and responding to tax audits, (b) the purposes of prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Acquired Businesses, the Acquired Assets or this Agreement and
(c) any other reasonable business purpose. If the applicable Seller determines that it does not want Purchaser or Holdings to destroy such agreements, records, books and other documents, it shall give written notice to Purchaser or Holdings, as applicable, ninety (90) days prior to the expiration of such retention period that it desires to take possession of such agreements, records, books and other documents. Purchaser or Holdings, as applicable shall deliver such agreements, records, books and other documents to the applicable Seller within sixty (60) days after the date of the Seller's notice hereunder.

      SECTION 6.2. Reasonable Best Efforts: Notifications. Purchaser and Holdings each shall use best reasonable efforts to fulfill its conditions to Closing and otherwise to consummate the transactions contemplated by this Agreement. Prior to the Closing Date, Purchaser and Holdings shall deliver to Sellers in writing information that it acquires knowledge of which arises from an event which occurs on or after the date hereof, or from an event which occurred prior to the date hereof but which was not and could not have been a matter of Purchaser's or Holdings' knowledge as of the date hereof, supplementing or amending the representations, warranties or disclosures (including the Schedules hereto) made in or delivered pursuant to Article IV in order to make such information therein accurate. This covenant shall expire on the date which is 18 months following the Closing Date and any claim by Sellers for breach or failure to comply with such covenant shall be subject to the Basket.

      SECTION 6.3 Uncollected Receivables. To the extent Sellers are required to pay to Purchaser any amounts hereunder in respect of the Net Receivables, Purchaser shall immediately upon receipt of such payment assign the uncollected Net Receivables to Sellers and reasonably cooperate with Sellers in the collection thereof for the account of Sellers. Any amount collected by Purchaser in excess of the amount of the Net Receivables shall be promptly remitted to Star-Kist.

                                   ARTICLE VII

                                EMPLOYEE MATTERS

      SECTION 7.1. Transferred Employees. Schedule 7.1 contains a true and complete list of the names of all employees of the Acquired Businesses, the annual wages or salaries, as the case may be, and other compensation of each such employee, paid or payable for services rendered during calendar year 1995. Promptly following the Closing, Purchaser shall offer employment to all employees of the Acquired Businesses who are in active employment on the Closing Date. For purposes of this paragraph, an employee shall be considered to be in "active employment" if he or she performs services or is on vacation on the Closing Date or received vacation pay in the pay period which includes the Closing Date. All such employees who accept such offer of employment of the Purchaser shall become employees of the Purchaser as of the Closing Date (the "Transferred Employees"). Employees of the Acquired Businesses who do not become Transferred Employees are collectively referred to herein as the "Non-transferred Employees." Sellers may retain as employees all Non-transferred Employees, or may terminate the employment of any or all such employees. Purchaser shall have no liabilities or obligations with respect to the Non-transferred Employees, which liabilities and obligations shall be borne by Star-Kist.

      Star-Kist will be responsible for and pay any and all severance claims made by the Non-transferred Employees. Purchaser shall pay severance benefits to all Transferred Employees who are terminated by Purchaser in accordance with Purchaser's practices and policies. $308,266 shall be accrued as of the opening of business on the Closing Date for severance benefits which will be included as an accrued expense in the Non-Cash Working Capital calculation referred to in Section 2.4.

      SECTION 7.2. Employment Benefit Transition. With respect to each Transferred Employee:

            (a) Purchaser shall waive preexisting condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any group health or life insurance plan maintained or sponsored by or contributed to by Purchaser for all Transferred Employees as of the Closing Date. In the event that Purchaser shall within 60 days following the Closing Date, identify (or cause its group health plan administrator to identify) to Star-Kist in writing one or more Transferred Employees or their eligible dependents whose group health claims relate to a condition that existed prior to the Closing Date and are reasonably expected to exceed $25,000 per individual, then Star-Kist shall be responsible for the payment of up to $75,000 of such claims per Transferred Employee that are filed during the one year period following the Closing and up to $300,000 of such claims in the aggregate for all such Employees and their eligible dependents. Star-Kist shall discharge such responsibility through reimbursement of Purchaser or Purchaser's group health plan.

            (b) Star-Kist shall be responsible for the payment of any health, accident and other employee welfare benefit claims of the Transferred Employees and their eligible dependents that are incurred before the Closing Date, regardless of when any such claim is submitted for payment. Purchaser shall be responsible for the payment of health, accident and other employee welfare benefit claims of Transferred Employees and their eligible dependents to the extent such claims are incurred on or after the Closing Date. For purposes of this Section 7.2(b), a health or accident claim shall be deemed to have been incurred when the services relating to the event or condition that is the subject of the claims are performed or the supplies relating to any such event are furnished.

            (c) With regard to pension, savings, vacation, health and welfare, disability benefits, executive compensation, incentive and bonus arrangements, Purchaser shall recognize the service of any Transferred Employee with Star-Kist for purposes of participation and vesting, but not for purposes of benefit accrual.

      SECTION 7.3 COBRA. Star-Kist shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the IRC, to provide continuation coverage to or with respect to any Non-transferred Employee and Purchaser shall be responsible for satisfying obligations under
Section 601 et seq. of ERISA and Section 4980B of the IRC to provide continuation coverage with respect to any Transferred Employee.

      SECTION 7.4. Vacation. Purchaser shall not assume any obligations to Transferred Employees for any vacation pay entitlements for periods prior to the Closing Date, except to the extent that such obligations have been accrued on the books of Star-Kist and are included as an accrued expense in the calculation of Non-Cash Working Capital in accordance with Section 2.4 of this Agreement. Except as provided in the preceding sentence, Star-Kist shall pay Transferred Employees any vacation entitlement and/or vacation pay entitlement that accrued prior to the Closing Date. Vacation benefits of Transferred Employees for periods commencing on the Closing Date shall be provided in accordance with the vacation policy of Purchaser.

      SECTION 7.5. Qualified Plans. Prior to the Closing Date, Transferred Employees are covered under one or more Pension Plans for salaried and hourly employees consisting of defined benefit plans and defined contribution plans ("Star-Kist's Qualified Plans"). Purchaser maintains a defined contribution plan ("Purchaser's Qualified Plan"). Purchaser agrees that Purchaser's Qualified Plan will accept rollovers (including direct rollovers pursuant to section 401(a)(31)) of the IRC) by any Transferred Employee who continues to be employed by Purchaser of any "eligible rollover distribution" (within the meaning of section 401 (a)(31)) of the IRC) from any of Star-Kist's Qualified Plans at any time after the Closing, subject to Star-Kist providing Purchaser with satisfactory evidence that the distributing plan meets the requirements for qualification under Section 401(a) of the IRC. In the case of a direct rollover, Purchaser shall provide the distributing plan with satisfactory evidence that Purchaser's Qualified Plan meets the requirements for qualification under Section 401(a) of the IRC. Except as provided above, Purchaser and Purchaser's Qualified Plan shall assume no responsibility for accrued benefits or accounts under Star-Kist's Qualified Plans.

      SECTION 7.6. Disability and Workers' Compensation. Star-Kist shall retain responsibility for all disability benefits payable on and after the Closing Date with respect to all Non-transferred Employees. Purchaser shall assume responsibility for all disability benefits payable on and after the Closing Date with respect to Transferred Employees who subsequently qualify for short-term or long-term disability benefits. Star-Kist shall be responsible for all workers' compensation benefits, occupational diseases claims and employer liability claims payable to Transferred Employees with respect to claims incurred before the Closing Date, except Star-Kist shall have no responsibility for cumulative trauma type claims (e.g., carpal tunnel syndrome) that are unfiled as of the Closing. Purchaser shall be responsible for all workers' compensation benefits, occupational diseases claims and employer liability claims payable to Transferred Employees with respect to claims incurred on or after the Closing Date and any cumulative trauma type claims filed after the Closing.

      SECTION 7.7. No Third Party Beneficiaries. Neither Purchaser nor any of the Sellers intends this Article VII to create any rights or interest, except as between Purchaser and Sellers and no present or future employees of either party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

      SECTION 7.8. Documents and Forms. Star-Kist and Purchaser agree to use their reasonable efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously any actions contemplated herein.

      SECTION 7.9. WARN Requirements. Star-Kist shall be liable for any liability under WARN (or any similar state law) with respect to the termination of the Non-Transferred Employees. If any such notices are required, Star-Kist shall deliver to Purchaser a copy of the draft notices to be issued in accordance with WARN (or any similar state law) for Purchaser's review and comment. Purchaser shall be liable for any liability under WARN (or any similar state law) with respect to Purchaser's termination of any Transferred Employee after the Closing Date. For a period of not less than sixty-one days following the Closing, Purchaser agrees not to cause any "employment loss", as such term is defined in WARN affecting more than thirty-two percent of the Transferred Employees.

                                  ARTICLE VIII

               CONDITIONS TO PURCHASER'S AND HOLDINGS' OBLIGATIONS

      The obligations of Purchaser and Holdings under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Purchaser or Holdings:

      SECTION 8.1. Accuracy of Representations and Warranties; Performance of
Agreements: Certificates and Opinion of Counsel.

            (a) The representations and warranties of Sellers and Heinz contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).

            (b) Each of Sellers and Heinz shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

            (c) Star-Kist shall have delivered to Purchaser (i) certificates of the Chairman, President or any Vice President of Star-Kist and Heinz dated the Closing Date and certifying the fulfillment of the conditions applicable to it as set forth in this Section 8.1 and (ii) an opinion of the General Counsel or an Associate or Assistant General Counsel of Heinz dated the Closing Date in the form attached hereto as

      Exhibit M.

            (d) Star-Kist shall have delivered to Purchaser (i) an incumbency certificate from the Secretary or an Assistant Secretary of each Seller and Heinz and (ii) a copy of the Board of Directors' resolutions of each Seller and Heinz and the resolution of the Special Committee appointed by the Board of Directors of Heinz, each certified by the Secretary or an Assistant Secretary, authorizing and approving the transaction contemplated herein.

      SECTION 8.2. Consents. Any notices to, and declarations, filings and registrations with, and consents, approvals and waivers from governmental and regulatory agencies necessary in order to consummate the transactions contemplated hereby, other than those relating to the transfer of a Permit or the obtaining of a new Permit in lieu thereof shall have been obtained. With respect to the lease between Star-Kist (or its predecessors in interest) and Burlington Northern Railroad dated March 30,1971, Purchaser shall have received (a) a memorandum of lease for such leased property, in recordable form and containing such information as shall be required to allow the Purchaser's lender to obtain a valid first leasehold mortgage on such leased property and (b) the written consent of the Burlington Northern Railroad to the granting of a leasehold mortgage in favor of Purchaser's lender secured by Purchaser's interest in such leased property. Agri-data shall have executed and delivered to Purchaser a license agreement in the form delivered to Star-Kist on April 11, 1996.

      SECTION 8.3. No Injunction. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by any governmental or regulatory body, which prevents the consummation of the transactions contemplated in this Agreement.

      SECTION 8.4. HSR Act. [Intentionally Omitted]

      SECTION 8.5. Closing Deliveries. Sellers shall have delivered to Purchaser or Holdings, as applicable, all deliveries to be made to it pursuant to Section 2.6(b).

      SECTION 8.6. No Material Adverse Change. From the date hereof through the Closing, Sellers shall not have suffered any changes in the assets, liabilities, business or financial condition of the Acquired Businesses or the Acquired Assets which have, or would be reasonably likely to have, a Material Adverse Effect.

      SECTION 8.7. Title Insurance. Purchaser shall have received a title insurance policy or a marked-up title binder requiring the issuance of such policy issued by Old Republic National Title Insurance Company (the "Title Company") with respect to the Owned Real Property insuring the Purchaser's ownership of fee title with respect to the Owned Real Property in an amount reasonably requested by Purchaser subject only to the matters excepted by or excluded from coverage as set forth in the title commitment attached to
Schedule 3.6(a), except Items 7(f), 7(g) and 9 listed on Schedule B, Section 2 all of which shall be removed as a condition of Purchaser's obligation to close hereunder. Items 7(c), (e) and (h) listed on Schedule B Section 2 shall remain as an exception, but as a condition of Purchaser's obligation to close hereunder, the Title Company shall insure against forced removal of such encroachments. Items 7(a), (b) and (d) on Schedule B Section 2 shall remain as exceptions, but as a condition of Purchaser's obligation hereunder, the Title Company shall insure against forced removal of such encroachments so long as the property on which the encroachments are located is subject to a lease to be entered into between Purchaser and Burlington Northern Railroad.

In addition, it is understood that requirements 1, 2, 3 and 5 as listed on Schedule B, Section 1 shall be required to be complied with in order for each such policy or binder to be issued in the form specified, and in connection therewith, Star-Kist shall deliver to the Title Company (a) an owners affidavit in the form attached hereto as Schedule 8.7, (b) if required by the Title Company, an indemnity regarding settled and unsettled taxes which may be assessed by the State of Minnesota against Star-Kist, and (c) if required by the Title Company, a "gap" indemnity in customary form. If such policy or a marked-up title binder requiring the issuance of such policy is not delivered at the Closing in the amount or in the form specified above, Star-Kist at its option may satisfy this condition by agreeing to indemnify Purchaser against all losses incurred by Purchaser as a result of any such exceptions which are required to be removed but are not removed or any reduction of coverage to the same extent Purchaser would have been insured against such losses by the Title Company had the policy or binder been issued in the amount and in the form so specified. If Star-Kist indemnifies Purchaser as aforesaid, the parties for a reasonable time after the Closing shall use their reasonable efforts to remove such exceptions or provide such coverage. Star-Kist's indemnity would be terminated or reduced as appropriate upon removal of such exceptions or providing such coverages. The costs of the policies, the binder and the required survey shall be borne by Purchaser.

      SECTION 8.8. Survey and Additional Conditions Relating to Real Property Matters.

            (a) Purchaser shall have received an as built survey of the Owned Real Property certified to the Purchaser and the Title Company; and any party or parties providing financing to the Purchaser secured by the Owned Real Property ("Lender") by an independent professional licensed land surveyor, which survey shall be sufficient to delete any standard printed survey exceptions contained in the applicable title policy being obtained by Purchaser and/or Lender and shall be certified as having been made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys Jointly Established and Adopted by the American Land Title Association and The American Congress on Surveying and Mapping in 1992.

            (b) Purchaser shall have received certification from a registered engineer or land surveyor or other evidence reasonably acceptable to the Purchaser and its Lender that no portion of the Perham Plant is located within any area designated by the director of the Federal Emergency Management Agency as a "special flood hazard" area.

            (c) Purchaser shall have received a statement issued by the City of Perham planning administrator or the Otter Tail County planning administrator, as applicable, stating the zoning designation for the real property upon which the Perham Plant is situated and the permitted uses thereof under such zoning designation which shall be consistent with the present use thereof.

            (d) If the survey referred to in subsection (a) above is not sufficient to delete the standard printed survey exceptions contained in the title insurance policy or if a portion of the Perham Plant may be located within a "special flood hazard" area, Star-Kist at its option may satisfy the conditions of subsections (a) and/or (b) above by agreeing to indemnify Purchaser against all losses incurred by Purchaser as a result of such matter(s).

      SECTION 8.9. Financing. Coincidentally with the closing of the purchase and sale of the Acquired Businesses and the Acquired Assets, Purchaser shall have received not less than [$60,700,000] in cash from the proceeds of debt and equity financings on terms and conditions not materially less favorable to Purchaser than those set forth in the term sheets attached hereto as
Schedule 8.9. Purchaser agrees to use its best efforts to obtain such debt financing and equity contributions and shall provide Star-Kist with frequent status reports concerning these matters.

                                   ARTICLE IX

                       CONDITIONS TO SELLERS' OBLIGATIONS

      The obligations of Sellers under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Star-Kist:

      SECTION 9.1. Accuracy of Representations and Warranties; Performance of Agreements; Certificates and Opinion of Counsel.

            (a) The representations and warranties of Purchaser and Holdings contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).

            (b) Purchaser and Holdings each shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this

      Agreement to be performed or complied with by it prior to or at the Closing Date.

            (c) Purchaser shall have delivered to Star-Kist (i) a certificate of its President or any Vice President of each of Purchaser and Holdings dated the Closing Date and certifying the fulfillment of the conditions set forth in this Section 9.1 and (ii) an opinion of Richards & O'Neil, LLP dated the Closing Date in the form attached hereto as Exhibit N.

            (d) Purchaser shall have delivered to Star-Kist (i) an incumbency certificate from the Secretary or an Assistant Secretary of each of Purchaser and Holdings and (ii) a copy of the resolutions of the Board of Directors of each of Purchaser and Holdings, each certified by the Secretary or an Assistant Secretary, authorizing and approving the transaction contemplated herein.

      SECTION 9.2. Consents. Any notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies necessary in order to consummate the transactions contemplated hereby shall have been obtained.

      SECTION 9.3. No Injunction. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by any governmental or regulatory body, which prevents the consummation of the transactions contemplated in this Agreement.

      SECTION 9.4. Promissory Note and Intercreditor Arrangements. The final terms and conditions of the Promissory Note and the agreements and other documents relating to the intercreditor arrangements and subordination issues among the creditors of Holdings and Purchaser shall be acceptable to Star-Kist in its sole discretion.

      SECTION 9.5. Closing Deliveries. Purchaser and Holdings shall have delivered to Sellers all deliveries to be made to it pursuant to Section 2.6(c) and 2.6(d), respectively.

                                    ARTICLE X

                                 INDEMNIFICATION

      SECTION 10.1. Survival of Representations and Warranties and Obligations. All representations, warranties, agreements, covenants and obligations made or undertaken by the parties in this Agreement or in any document or instrument executed and delivered pursuant hereto (including the exceptions to any representations or warranties) shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect unless, in respect of any agreement or covenant, some specified period is set forth in this Agreement or in any document or instrument executed and delivered pursuant hereto; provided that only with respect to the representations and warranties (but not any agreement, covenant or obligation) made by Sellers and/or Heinz and contained herein or in any exhibit, schedule or certificate delivered under this Agreement , such representations and warranties shall remain in effect only until the date which is 18 months following the Closing Date, except for the representations and warranties set forth in Section 3.11(b) as it relates to environmental matters and Section 3.22, which shall remain in effect until the second anniversary of the Closing Date. If written notice of a claim for breach of a representation or warranty has been given by Purchaser prior to the applicable cut-off date, then the relevant representation or warranty shall survive as to such claim until the claim has been finally resolved. Notwithstanding the foregoing, in the event that, prior to the Closing, either party has knowledge (including material information delivered pursuant to Sections 5.3 or 6.2, as applicable) that any representation or warranty made by the other party is incorrect as of the date hereof or will be incorrect as of the Closing, the party with such knowledge shall have as its sole remedy hereunder the option (i) if such misrepresentation or breach of warranty is material within the meaning of Section 8.1(a) or 9.1(a) as applicable, to terminate this Agreement (on ten business days' notice during which period the other party may cure such misrepresentation or breach of warranty) or (ii) to proceed with the Closing and, upon the Closing, such party shall be conclusively deemed to have waived all claims hereunder relating to such misrepresentation or breach of warranty.

      SECTION 10.2. Indemnification by Seller. Except as otherwise limited by this Article X, Purchaser and Holdings and their officers, directors, employees, shareholders, successors and assigns shall be indemnified and held harmless by Star-Kist from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses), after taking into account any tax benefit with respect thereto, actually suffered or incurred by it (hereinafter a "Purchaser Loss"), actually arising out of or resulting from:

            (a) the breach of any representation or warranty by any of the Sellers or Heinz contained herein;

            (b) the breach of any covenant or agreement by any of the Sellers or Heinz contained herein or in any document delivered hereunder at the Closing; or

            (c) the liens referred to in clause (i) of Permitted Liens; or

            (d) the failure of Sellers to pay or otherwise discharge the Excluded Liabilities.

      SECTION 10.3. Indemnification by Purchaser. Except as otherwise limited by this Article X, Sellers and their respective officers, directors, employees, shareholders, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses), after taking into account any tax benefit with respect thereto, actually suffered or incurred by any of them (hereinafter a "Seller Loss") actually arising out of or resulting from:

            (a) the breach of any representation or warranty by Purchaser or Holdings contained herein;

            (b) the breach of any covenant or agreement by Purchaser or Holdings contained herein or in any document delivered hereunder at the Closing;

            (c) any act, or failure to act, by Purchaser or Holdings after the Closing with respect to the Inventory purchased hereunder; or

            (d) the failure of Purchaser to pay or otherwise discharge the Assumed Liabilities or any other liability or obligations asserted from and after the Closing Date in connection with the Acquired Assets or operation of the Acquired Businesses, except to the extent Star-Kist is obligated to indemnify Purchaser pursuant to Section 10.2.

      SECTION 10.4. Indemnification Procedures.

            (a) For the purposes of this Section 10.4, the term "Indemnitee" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 10.2 or 10.3, as the case may be; the term "Indemnitor" shall refer to the person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Seller Losses" or the "Purchaser Losses", as the case may be.

            (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim within ten (10) business days as aforesaid shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

            (c) The obligations and liabilities of an Indemnitor under this
      Article X with respect to losses arising from claims of any third party that are subject to the indemnification provisions provided for in this
      Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such Third Party Action. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. No Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

      SECTION 10.5. Limits on Indemnification. No claim may be made against the Sellers for indemnification hereunder unless and only to the extent the aggregate of all Purchaser Losses incurred with respect to breaches of representations and warranties exceed $350,000 (the "Basket") and then only with respect to that portion of Purchaser Losses which exceed the Basket. Sellers shall not be required to indemnify for Purchaser Losses for breaches of representations and warranties which in the aggregate exceed $15,000,000.

      SECTION 10.6. Adjustment of Liability. Any indemnifiable Seller Loss or Purchaser Loss, as the case may be, shall be reduced by the amounts actually recovered by the indemnified party from its insurance carriers in respect of such loss and any amounts recovered by such party subsequent to the payment by the indemnifying party hereunder with respect to the same claim shall be remitted to such indemnifying party, except that such remittance shall not exceed the amount of the indemnification payment made by such indemnifying party.

      SECTION 10.7. Exclusive Remedy. The indemnity remedies provided in this
Article X, subject to the limitations set forth herein, shall be a party's exclusive remedy for the recovery of Losses resulting from, relating to, or arising out of any misrepresentation or breach of any representation or warranty made by or on behalf of another party in this Agreement, any Schedule hereto, or in any certificate delivered by such party pursuant hereto. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (including rights of contribution, if any) with respect to a breach of any representation or warranty such party may have against another party arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such relating to environmental matters or arising under or based upon any securities law, common law or otherwise).

                                   ARTICLE XI

                                  MISCELLANEOUS

      SECTION 11.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written consent of Purchaser and Star-Kist; or

            (b) by any party if the Closing shall not have occurred by April 30, 1996, provided however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by either Purchaser or Star-Kist, as provided in Section 10.1;
      or

            (d) by any party upon the occurrence of any of the adverse events described in Section 8.3 or Section 9.3.

      In the event of termination of this Agreement by a party pursuant to this Section 11.1, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except (a) as set forth in Section 11.2 hereof and (b) nothing herein shall relieve any party from liability for any willful breach hereof.

      SECTION 11.2. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

      SECTION 11.3. Waiver. The accuracy of any representation or warranty, the performance of any covenant or agreement or the fulfillment of any condition of this Agreement by Purchaser and Holdings on the one hand or Sellers and Heinz on the other, may be expressly waived in writing by Purchaser and Holdings or Sellers and Heinz, as appropriate. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Purchaser or Sellers and Heinz in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      SECTION 11.4. Consents. Whenever this Agreement requires a permit or consent by or on behalf of a party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 11.3.

      SECTION 11.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned, including by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided, that Sellers may freely assign the Promissory Note and Purchaser may freely assign this Agreement (except the Promissory Note which shall be nonassignable,) to an Affiliate of Purchaser on the condition that Purchaser remain obligated to Sellers hereunder or grant a security interest to its lenders if required.

      SECTION 11.6. Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

      SECTION 11.7. Entire Agreement. This Agreement and the Schedules, the Confidentiality Agreement referred to in Section 5.1 and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement supersede all prior agreements relating to the transactions contemplated hereunder.

      SECTION 11.8. Amendment. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.

      SECTION 11.9. Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, including but not limited to the Transferred or Non-Transferred Employees referred to herein.

      SECTION 11.10. Captions. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

      SECTION 11.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      SECTION 11.12. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered or telecopied or on the date of receipt indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

      (a)   If to any of the Sellers:

                  Star-Kist Foods, Inc.
                  One Riverfront Place
                  Newport, Kentucky 41071

                  Telecopy Number: 606-655-5005
                  Attention: President

            With copies to:

                  H. J. Heinz Company
                  600 Grant Street
                  Pittsburgh, Pennsylvania 15219

                  Telecopy Number: 412-456-6102
                  Attention: Senior Vice President and General Counsel

      (b)   if to Heinz:

                  H. J. Heinz Company
                  600 Grant Street
                  Pittsburgh, Pennsylvania 15219

                  Telecopy Number: 412-456-6102
                  Attention: Senior Vice President and General Counsel

      (c)   If to Purchaser or Holdings:

                  Windy Hill Pet Food Company, Inc.
                  Two Maryland Farms, Suite 301
                  Brentwood, Tennessee 37027

                  Telecopy Number: 615-661-8888
                  Attn: President

            with a copy to:

                  Richards & O'Neil, LLP
                  885 Third Avenue
                  New York, New York 10022-4873

                  Telecopy Number: 212-750-9022
                  Attn: Craigh Leonard, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

      SECTION 11.13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York without regard to its provisions concerning conflicts or choice of law.

      SECTION 11.14. Bulk Sales Law. Purchaser and Holding each waives compliance by Sellers with the provision of any applicable bulk sales laws. Star-Kist shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Purchaser or Holdings by reason of non-compliance with such laws and shall indemnify and hold
Purchaser and Holdings harmless from and against any and all such claims, except with respect to any such claims that relate to the Assumed Liabilities.

      SECTION 11.15. Transfer Taxes; HSR Fees and Title Insurance. All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees incurred in connection with the transfer of the Acquired Assets to Purchaser or Holdings pursuant to this Agreement and the transactions contemplated hereby, together with the fees for the HSR filing, shall be shared equally by Star-Kist and Purchaser, except that Purchaser shall be solely responsible for the payment of any transfer or similar taxes in connection with the transfer of any of the Acquired Assets between Purchaser and Holdings, or to or among any other Affiliates of Purchaser. Purchaser and Sellers shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation. Purchaser shall be responsible for the costs of title insurance.

      SECTION 11.16. Public Announcements. All public announcements relating to this

Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent required by any securities exchange on which a party has listed its securities provided that prior notice of such disclosure is given to the other party.

      SECTION 11.17. Schedules. Any item disclosed in the Schedules or in any of the Exhibits attached hereto, under any specific Section or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every Section of this Agreement in respect of which such disclosure is permitted or required. In no event shall Sellers have any liability by virtue of their failure to disclose in response to any Section of this Agreement items which are disclosed herein in response to another Section of this Agreement.

      SECTION 11.18. Heinz Guaranty. Heinz hereby guarantees the prompt performance by Sellers of their covenants and obligations hereunder. In the event of nonperformance by any of the Sellers of any such covenants or obligations, Heinz shall promptly perform or cause the applicable Seller to promptly perform such covenants and obligations. Heinz shall be entitled to the benefit of all defenses to and limitations on the guaranteed covenants and obligations to the same extent the applicable Seller would have had such benefit, except that in no event shall the validity of this guarantee or the obligations of any of the Sellers be in any way terminated, affected or impaired by its dissolution or the rejection of such obligations under any bankruptcy, insolvency or similar laws, now or hereafter enacted.

      SECTION 11.19. No Offsets. Under no circumstances whatsoever may Purchaser, Holdings or Sellers be entitled to offset any amounts payable pursuant to this Agreement against any amounts payable pursuant to, or with respect to any claims of whatsoever nature between Purchaser, Holdings and Sellers and any of their respective affiliates under, any agreement or arrangement between Purchaser, Holdings and Sellers or any of their respective affiliates, including, without limitation, the Kozy Kitten License Agreement, the Promissory Note or the Co-Pack Agreement and any other agreement contemplated by or executed in connection with this Agreement.

                                   ARTICLE XII

                           CERTAIN ENVIRONMENTAL COSTS

      Purchaser has caused to be conducted an investigation of certain areas on or near the Perham Plant (the "Perham Site") by E. Roberts Alley & Associates Incorporated, which prepared a letter describing the results of such investigation, a copy of which is attached hereto as Schedule XII (the "Alley Report"). Purchaser shall be solely responsible for the payment of any and all costs associated with any additional investigation, monitoring, or other such activities, at the Perham Site, as Purchaser desires or may be required, during the two year period following the Closing.

      Notwithstanding any other provision to the contrary in this Agreement (including without limitation, in Article X hereof), Star-Kist and Purchaser each shall pay one-half of any and all physical remediation costs and expenses actually incurred by either party in connection with any demand, claim, inquiry or request made by the Minnesota Pollution Control Agency, and/or any other federal, state or local agency, related to the matters described in the Alley Report. Seller and Purchaser further agree that any request or requests for payment under the previous sentence must be made on or before the second anniversary of the Closing Date. Thereafter, all costs associated with any investigation, monitoring, and physical remediation of the Perham Site shall be borne solely by Purchaser.

      Seller and Purchaser agree to cooperate with each other with regard to the investigation, monitoring and physical remediation activities contemplated in this Article XII. Notwithstanding such agreement to cooperate, Seller and Purchaser agree that Purchaser shall have exclusive control over any and all such investigation, monitoring, and physical remediation of the Perham Site. Seller and Purchaser further agree to cooperate with each other with regard to any reimbursement applications filed with applicable agencies by either party, and further agree to share pro rata any costs attendant thereto or reimbursements received therefrom.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Star-Kist, ProMark, Perk, Heinz, Holdings and Purchaser as of the date first above written.

HEINZ PET PRODUCTS                        H. J. HEINZ COMPANY, as to
Division of Star-Kist Foods, Inc.         Sections 3.1, 3.2, 3.3, 3.4, 3.10
                                          3.15, 3.22 and 11.18 only


By: /s/ Michael Jon Bertasso              By:
    ----------------------------              ----------------------------
    Name: Michael Jon Bertasso                Name:
    Title: Chief Cost Officer                 Title:



PROMARK INTERNATIONAL, INC.               WINDY HILL PET FOOD
                                          HOLDINGS, INC.


By:                                       By: /s/ Robert V. Dale
    ----------------------------              ----------------------------
    Name:                                     Name: Robert V. Dale
    Title:                                    Title: President



PERK FOODS CO., INCORPORATED              WINDY HILL PET FOOD
                                          COMPANY, INC.


By: /s/ John Runkel                       By: /s/ Robert V. Dale
    ----------------------------              ----------------------------
    Name: John Runkel                         Name: Robert V. Dale
    Title: Vice President                     Title: President

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Star-Kist, ProMark, Perk, Heinz, Holdings and Purchaser as of the date first above written.

HEINZ PET PRODUCTS                        H. J. HEINZ COMPANY, as to
Division of Star-Kist Foods, Inc.         Sections 3.1, 3.2, 3.3, 3.4, 3.10
                                          3.15, 3.22 and 11.18 only


By:                                       By: /s/ David R. Williams
    ----------------------------              ----------------------------
    Name:                                     Name: David R. Williams
    Title:                                    Title: Senior Vice President-
                                                     Chief Financial Officer



PROMARK INTERNATIONAL, INC.               WINDY HILL PET FOOD
                                          HOLDINGS, INC.


By: /s/ Eric S. Nielsen                   By:
    ----------------------------              ----------------------------
    Name: Eric S. Nielsen                     Name:
    Title: President                          Title:



PERK FOODS CO., INCORPORATED              WINDY HILL PET FOOD
                                          COMPANY, INC.


By:                                       By:
    ----------------------------              ----------------------------
    Name:                                     Name:
    Title:                                    Title:

         The following list briefly identifies the contents of the Schedules to the Asset Purchase Agreement, dated as of April 17, 1996, among Heinz Pet Products Company, a division of Star-Kist Foods, Inc., H.J. Heinz Company, Perk Foods Co., Incorporated, ProMark International, Inc., Windy Hill Pet Food Holdings, Inc. and Windy Hill Pet Food Company, Inc. (Terms used but not defined have the meanings assigned to them in the Asset Purchase Agreement.) In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

1.  Schedule 1.0 Calculation of Non-Cash Working Capital

2.  Schedule 1.1 Kozy Kitten Products -- List of Kozy Kitten products

3.  Schedule 1.2 Tuffy's Products -- List of Tuffy's products

4.  Schedule 1.3 Vet's Dog Food Products -- List of Vet's dog food products

5.  Schedule 2.1(a) Owned Real Property -- Descriptions of owned real property

6.  Schedule 2.1(a-1) Real Property Leases -- List of Real Property leases

7.  Schedule 2.1(vi) Excluded Assets -- Description of excluded assets

8.  Schedule 2.3 Acquired Assets to be Transferred to Holdings

9. Schedule 2.4(a) Exceptions in Connection with Closing Statement -- Indicates that no such exceptions were taken

10. Schedule 2.5 Allocation of Purchase Price -- Provides allocations of purchase price

11. Schedule 2.7(b) Assumed Contracts, Real Property Leases and Permits Requiring Consent

12. Schedule 3.1 States Where Qualified to do Business as Foreign Corporation -- List of jurisdictions where Acquired Business is qualified to do business as a foreign corporation

13. Schedule 3.4 No Contravention (Seller) -- List of items which require consent of third parties

14. Schedule 3.5 Divisional Financial Statements and Exceptions to Such Statements -- List of divisional financial statements

15. Schedule 3.6(a) Exceptions to Title to Acquired Assets and to Working Order of Physical Assets

16. Schedule 3.6(b) Disclosures relating to Owned Real Property or Leased Real Property -- List of disclosures regarding status of real and leased property

17. Schedule 3.7(a) Contracts -- List of all written and oral contracts relating to the Acquired Business

18. Schedule 3.7(b) Exceptions to Validity, Force and Effect of Material Contracts or Events of Default

19. Schedule 3.8 Employee Benefit Plans -- List of employee benefit plans including pension, dental, bonus, etc.

20. Schedule 3.9 Absence of Certain Changes -- List of changes in the Acquired Business since December 23, 1995

21. Schedule 3.10 Litigation -- List of pending litigation or claims, threatened or possible litigation or claims and orders, decrees or judgments in effect

22. Schedule 3.11(a) Compliance with Laws

23. Schedule 3.12(a) Intellectual Property -- List of Trademarks, Patents and Copyrights

24. Schedule 3.12(a)(i) Common Law Trademark/Variety Designators

25. Schedule 3.12(b) Registered Trademarks -- Exceptions to Title

26. Schedule 3.12(c) Patents and Copyrights -- Exceptions to Title

27. Schedule 3.12(d) Intellectual Property -- Licenses; Claims

28. Schedule 3.13 Taxes -- List of pending, threatened claims, investigations, actions or proceedings

29. Schedule 3.14 Inventory -- List of unusable or unsalable inventory

30. Schedule 3.17 Labor Matters -- List of unfair labor practices of which there were none

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

31. Schedule 3.18 Assets and Properties Necessary to Produce the Products of Acquired Businesses

32. Schedule 3.19 Exceptions to Collectibility of Net Receivables

33. Schedule 3.20 Suppliers and Customers -- List of ten largest suppliers and customers

34. Schedule 3.22 Environmental Matters -- List of information regarding environmental matters

35. Schedule 4.4 No Contravention (Purchaser) -- List of consents needed by Purchaser

36. Schedule 5.6 Capital Projects -- List of capital projects Star-Kist is responsible for payment

37. Schedule 7.1 Compensation and Benefits to be Provided -- Lists names of all employees of the Acquired Business the annual wages or salaries, and compensation paid or payable for services rendered during calendar year 1995

38. Schedule 8.2 Consents -- Lists of consents necessary for completion of transaction

39. Schedule 8.7 Form of Owners Affidavit

40. Schedule 8.9 Debt Term Sheets -- List of term sheets for Purchasers' financing

41. Schedule XII Certain Environmental Costs -- Letter of E. Roberts Alley & Associates Incorporated describing results of investigation of certain areas on or near the Perham plant.

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